Execution Version

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.3

FIRST AMENDED AND RESTATED

Option Agreement and Plan of Merger

BY AND among

Fibrogen, Inc.,

Fortis therapeutics, Inc.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as Sellers’ Representative

Dated as of JUNE 6, 2024

Table of Contents

Exhibits and Schedules:

Exhibit A: Joinder

Exhibit B: Written Consent

Exhibit C: Certificate of Merger

Exhibit D: Amended and Restated Charter of Surviving Corporation

Exhibit E: Letter of Transmittal

Exhibit F: Exercise Notice

Exhibit G: Fortis Compliance Certificate

Exhibit H: Restrictive Covenants Agreement

Schedules

Schedule I

Schedule 1.55: CVR Product

Schedule 4.2(c): Governmental Approvals

Schedule 4.2(d): Contractual Consents

FIRST AMENDED AND RESTATED

OPTION AGREEMENT AND PLAN OF MERGER

This First Amended and Restated Option Agreement and Plan of Merger (this “Option Agreement”) dated as of June 6, 2024 (the “Restatement Effective Date”) amends and restates that certain Option Agreement and Plan of Merger, effective as of May 5, 2023 (the “Original Effective Date” and such agreement, the “Original Agreement”), by and among FibroGen, Inc., a Delaware corporation (“FibroGen”), Fortis Therapeutics, Inc., a Delaware corporation (“Fortis”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Sellers’ Representative.

Recitals

WHEREAS, the board of directors of FibroGen and Fortis have each (i) determined that the merger of Merger Sub with and into Fortis (the “Merger”) on the terms and subject to the conditions set forth in this Option Agreement are advisable and in the best interest of their respective stockholders to consummate and (ii) approved the Merger on the terms and subject to the conditions set forth in this Option Agreement.

WHEREAS, in consideration for Fortis granting to FibroGen the exclusive option (the “Option”) to consummate the Merger pursuant to the terms of this Option Agreement, FibroGen paid to Fortis the Option Premium, in accordance with the terms and conditions of the Original Agreement.

WHEREAS, the Merger and this Option Agreement have been submitted to a vote (or written consent) of the stockholders of Fortis and approved by the stockholders of Fortis.

WHEREAS, the consummation of the Merger is subject to FibroGen’s exercise, in its sole discretion, of the Option in accordance with the terms of this Option Agreement.

WHEREAS, concurrently with the execution and delivery of the Original Agreement, (i) all of the Fortis Shareholders have executed and delivered to Fortis the Written Consent and (ii) all of the Fortis Equityholders have executed and delivered a Joinder.

WHEREAS, concurrently with the execution and delivery of the Original Agreement, certain Fortis Equityholders have executed and delivered to FibroGen the Restrictive Covenants Agreement.

WHEREAS, concurrently with the execution and delivery of the Original Agreement, FibroGen and Fortis entered into an Evaluation Agreement, pursuant to which FibroGen and Fortis agreed to conduct certain development and evaluation activities of certain Fortis’s assets, including FOR46.

WHEREAS, as of the Restatement Effective Date, FibroGen and Fortis desire to amend and restate the Evaluation Agreement to clarify their understanding regarding certain data transfer and regulatory obligations of FibroGen, and the time period during which FibroGen may exercise its Option; accordingly, the Parties desire to amend and restate the Original Agreement in connection with the amendment and restatement of the Evaluation Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 1
Defined Terms

The capitalized terms set forth in this Article 1 shall have the meanings set forth herein.

Section 1.1. “280G Payments” is defined in Section 7.11.

Section 1.2. “280G Stockholder Approval” is defined in Section 7.11.

Section 1.3. “280G Stockholder Vote” is defined in Section 7.11.

Section 1.4. “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), arbitration, investigation, hearing, charge, complaint, or proceeding to, from, by or before any Governmental Entity.

Section 1.5. “Adjusted Closing Statement” is defined in Section 2.15(b).

Section 1.6. “Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that for purposes of this definition, “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of more than fifty percent (50%) voting securities of such Person, by Contract, by board of director membership or representation, or otherwise. Subject to the foregoing, a Person shall only be deemed an Affiliate of a Party under this Agreement solely for the period it qualifies as an Affiliate under this definition. For purposes hereof, with respect to any investor in Fortis that is an Affiliate of Fortis, the portfolio companies of that investor shall not be deemed to be an Affiliate of Fortis solely by virtue of the fact that Fortis and such other portfolio companies are deemed to be under the common control of such investor.

Section 1.7. “Affordable Care Act” is defined in Section 5.18(f).

Section 1.8. “Aggregate Closing Merger Consideration Adjustment Amount” means the Final Closing Payment minus the Estimated Closing Payment.

Section 1.9. “Ancillary Agreements” means the Evaluation Agreement, the Joinders, the Restrictive Covenants Agreements, the Letters of Transmittal, the Fortis Compliance Certificate and all other agreements and certificates entered into by Fortis, FibroGen or the Sellers in connection with the Closing and the transactions contemplated herein.

Section 1.10. “Applicable Regulatory Entity” is defined in Section 2.13(b).

Section 1.11. “Audit Opinion” is defined in Section 3.1(e).

Section 1.12. “Auditor” is defined in Section 2.15(d).

Section 1.13. “Basket” is defined in Section 9.4(a).

Section 1.14. “Benefit Plan” is defined in Section 5.18(a).

Section 1.15. “Business” means the businesses conducted by Fortis as of the date hereof.

Section 1.16. “Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York or California, U.S. are authorized or obligated by applicable Laws to close.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.17. “Capitalization Table” is defined in Section 5.4(e).

Section 1.18. “Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

Section 1.19. “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, P.L. 116-136, the Consolidated Appropriations Act, 2021, the Health and Economic Recovery Omnibus Emergency Solutions Act, and any similar or successor Law, in each case, including any regulations promulgated thereunder including any presidential memoranda or executive orders or memoranda, relating to COVID-19, as well as any applicable guidance (including, without limitation, IRS Notices 2020-65 and 2021-11, 2020-38 IRB, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020) issued thereunder or relating thereto, and any subsequent Law relating to COVID-19, including the Health, Economic Assistance, Liability, and Schools Act.

Section 1.20. “Cash Amount” means [*] by FibroGen to Fortis pursuant to the Evaluation Agreement. For the avoidance of doubt, the Cash Amount shall not be less than [*].

Section 1.21. “CD46 Agent” has the meaning set forth in the Evaluation Agreement.

Section 1.22. “CERCLA” means the Federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, and the rules and regulations promulgated thereunder, and any foreign and state Law counterparts.

Section 1.23. “Certificate” is defined in Section 2.8(d).

Section 1.24. “Certificate of Merger” is defined in Section 2.4(c).

Section 1.25. “CGCL” means the General Corporation Law of the State of California.

Section 1.26. “Change of Control Payments” means, in each case, [*].

Section 1.27. “Charter” means Fortis’ Amended and Restated Certificate of Incorporation, as amended, in effect immediately prior to the Effective Time.

Section 1.28. “Claim Dispute Notice” is defined in Section 9.5(b).

Section 1.29. “Clinical Trial” has the meaning set forth in the Evaluation Agreement.

Section 1.30. “Closing” is defined in Section 2.3.

Section 1.31. “Closing Balance Sheet” means the balance sheet of Fortis as of 12:01 a.m. Pacific Time on the Closing Date, prepared in accordance with GAAP, and, to the extent in conformance with GAAP, applied in a manner consistent with the principles, practices, procedures, policies and methods used by Fortis in the preparation of the Latest Balance Sheet.

Section 1.32. “Closing Cash Amount” means the Cash Amount as finally determined pursuant to Section 2.15.

Section 1.33. “Closing Date” means the date on which the Closing occurs.

Section 1.34. “Closing Indebtedness” means all Indebtedness of Fortis (and all accrued interest thereon and any premium, penalties or fees due as a result of any prepayment thereof) to the extent

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

outstanding as of immediately prior to the Closing (but which, for the avoidance of doubt, shall include Closing Payroll Taxes).

Section 1.35. “Closing Liability Amount” means, without duplication, the sum of (i) the Closing Indebtedness, (ii) all Deal Fees, (iii) all Change of Control Payments and (iv) all Transfer Costs. For the avoidance of doubt, no amount shall be included in more than one of clauses (i) through (iv) in the calculation of “Closing Liability Amount,” and “Closing Liability Amount” shall exclude any amount included in the calculation of the Closing Working Capital Adjustment.

Section 1.36. “Closing Payment” means (i) $80,000,000, [*].

Section 1.37. “Closing Payroll Taxes” means the employer portion of any payroll, employment or social security Taxes incurred in connection with any Change of Control Payments or amounts payable under this Option Agreement in respect of Fortis Stock Options or Restricted Stock, in each case, to the extent unpaid as of immediately prior to the Closing and payable at or in connection with the Closing.

Section 1.38. “Closing Working Capital Adjustment” means, an amount, which may be positive or negative, equal to (i) the sum of Fortis’ Current Assets [*] determined in accordance with GAAP, and, to the extent in conformance with GAAP, applied in a manner consistent with the principles, practices, procedures, policies and methods used by Fortis in the preparation of the Latest Balance Sheet; minus (ii) the sum of Fortis’ current liabilities, including accrued expenses and accounts payable; in each case [*] determined in accordance with GAAP, and, to the extent in conformance with GAAP, applied in a manner consistent with the principles, practices, procedures, policies and methods used by Fortis in the preparation of the Latest Balance Sheet; provided, however, that, for purposes of this definition of “Closing Working Capital Adjustment,” (a) “current liabilities” shall exclude all amounts included in the calculation of the Closing Liability Amount, (b) “current assets” shall exclude all cash and cash equivalents to the extent such amounts are included in the calculation of the Closing Payment, and (c) the Closing Working Capital Adjustment shall not include deferred Tax assets or deferred Tax Liabilities and shall include all current non-income Tax Liabilities and Tax assets, [*] determined in accordance with GAAP, and, to the extent in conformance with GAAP, applied in a manner consistent with the principles, practices, procedures, policies and methods used by Fortis in the preparation of the Latest Balance Sheet.

Section 1.39. “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.40. “Collateral” is defined in Section 7.9(a).

Section 1.41. “Commercially Reasonable Efforts” means, [*].

Section 1.42. “Competing Product” is defined in Section 7.8(a).

Section 1.43. “Confidential Information” is defined in Section 7.7.

Section 1.44. “Constitutive Documents” means (i) the articles or certificate of incorporation and by-laws of a Person if such Person is a corporation, and analogous constitutive documents if such Person is another form of entity and (ii) with respect to Fortis, the Stockholder Agreements.

Section 1.45. “Contingent Payment” is defined in Section 2.13(a).

Section 1.46. “Contingent Payment Deal Fees” means [*].

Section 1.47. “Contingent Payment Development Milestone” is defined in Section 2.13(b).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.48. “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, security agreement, lease or other contract, agreement, instrument, or other legally binding arrangement or understanding, whether written or oral.

Section 1.49. “Contractual Obligation” means, with respect to any Person, any Contract to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is legally subject or legally bound.

Section 1.50. “Cooley” is defined in Section 11.12.

Section 1.51. “Copyright” means any copyright (i) licensed from any third party (other than commercial off-the-shelf software) or (ii) assigned, registered or applied for.

Section 1.52. “Covered” or “Covering” means, with respect to a product and an Issued Patent or Patent Application, that (a) the manufacture, importation, offer for sale, use or sale of such product in a particular country, in the absence of ownership to, or a license under, such Issued Patent, would infringe a Valid Claim of a specific Issued Patent or (b) the manufacture, importation, offer for sale, use or sale of such product in a particular country, in the absence of ownership to, or a license under, such Patent Application if it were issued as an Issued Patent, would infringe a Valid Claim of such Patent Application.

Section 1.53. “Covered Materials” is defined in Section 11.13.

Section 1.54. “Current Assets” means the current assets of Fortis, including accounts receivable, deposits on leased property, inventory and prepaid expenses.

Section 1.55. “CVR Product” means any [*].

Section 1.56. “D&O Indemnified Parties” is defined in Section 7.5(a).

Section 1.57. “D&O Policy” is defined in Section 7.5(c).

Section 1.58. “Data Room” means the electronic data room made available to FibroGen by Fortis through Microsoft Sharepoint in connection with the negotiation of this Option Agreement, as constituted on or prior to the date of this Option Agreement.

Section 1.59. “Deal Fees” means [*].

Section 1.60. “Development Activities” has the meaning set forth in the Evaluation Agreement.

Section 1.61. “Development Fees” has the meaning set forth in the Evaluation Agreement.

Section 1.62. “Development Force Majeure Event” has the meaning set forth in the Evaluation Agreement.

Section 1.63. “DGCL” means the General Corporation Law of the State of Delaware.

Section 1.64. “Disclosed Events” is defined in Section 3.1(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.65. “Disclosure Schedule” means a schedule of exceptions to the representations and warranties of Fortis set forth in this Option Agreement, delivered contemporaneously with this Option Agreement. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Option Agreement; provided, however, that that any information or disclosure disclosed under a particular section or subsection of the Disclosure Schedule shall be deemed to be disclosed for purposes of and qualify each other section or subsection of this Option Agreement to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other numbered or lettered sections and subsections.

Section 1.66. “Disqualified Individual” is defined in Section 7.11.

Section 1.67. “Dissenting Shares” is defined in Section 2.16(a).

Section 1.68. “DOJ” means the United States Department of Justice.

Section 1.69. “Due Diligence Review Period” is defined in Section 3.1(d).

Section 1.70. “Effective Time” means the later of the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware or such time thereafter as specified in the Certificate of Merger.

Section 1.71. “EMA” means the European Medicines Agency or any successor agency or authority having substantially the same function.

Section 1.72. “Employee Stock Option” means a Fortis Stock Option granted to the holder in the holder’s capacity as an employee of Fortis for applicable employment Tax purposes.

Section 1.73. “Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 1.74. “Environmental Law” means any Law relating to (i) the manufacture, processing, use, labeling, distribution, treatment, storage, discharge, disposal, recycling, generation or transportation of Hazardous Materials; (ii) air (including indoor air), soil, surface, subsurface, groundwater or noise pollution; (iii) Releases or threatened Releases; (iv) protection of wildlife, endangered species, wetlands or natural resources; (v) underground storage tanks; (vi) above-ground storage tanks; (vii) health and safety of employees and other persons; (viii) the presence or content of Hazardous Materials in a product, item or article, whether a component or finished product; (ix) product life-cycle requirements; (x) land use and zoning requirements; and (xi) notification requirements relating to the foregoing. Without limiting the above, Environmental Law also includes the following within the United States and all foreign equivalents thereof: (a) CERCLA; (b) the Solid Waste Disposal Act, as amended by RCRA; (c) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ I 101 et seq.), as amended; (d) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (e) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (f) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), as amended; (g) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), as amended; (h) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), as amended; (i) the Federal Safe Drinking Water Act (42 U.S.C. §§ 300 et seq.), as amended; (j) the Federal Radon and Indoor Air Quality Research Act (42 U.S.C. §§ 7401 note, et seq.), as amended; (k) the Occupational Safety and Health Act (29 U.S.C §§ 651 et seq.), as amended; and (l) any Laws similar or analogous to (including counterparts of) any of the statutes listed above in effect as of the Closing Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.75. “EOP2 Meeting” has the meaning set forth in the Evaluation Agreement.

Section 1.76. [intentionally left blank]

Section 1.77. “ERISA” means the Employee Retirement Income Security Act of 1974.

Section 1.78. “ERISA Affiliate” means, with respect to any Person, any other Person which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

Section 1.79. “Estimated Closing Balance Sheet” is defined in Section 2.15(a).

Section 1.80. “Estimated Closing Cash Amount” is defined in Section 2.15(a).

Section 1.81. “Estimated Closing Liability Amount” is defined in Section 2.15(a).

Section 1.82. “Estimated Closing Payment” is defined in Section 2.15(a).

Section 1.83. “Estimated Closing Statement” is defined in Section 2.15(a).

Section 1.84. “Estimated Closing Working Capital Adjustment” is defined in Section 2.15(a).

Section 1.85. “EU” means all of the European Union member states as of the applicable time.

Section 1.86. “Evaluation Agreement” means the Evaluation Agreement between Fortis and FibroGen, dated as of the date hereof, as amended.

Section 1.87. “Exercise Notice” is defined in Section 3.2(a).

Section 1.88. “Exploit” or “Exploitation” means to research, make, have made, distribute, import, export, use, have used, sell, have sold, or offer for sale, including to develop, commercialize, register, modify, enhance, improve, manufacture, have manufactured or otherwise dispose of.

Section 1.89. “FCPA” is defined in Section 5.25.

Section 1.90. “FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto.

Section 1.91. “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

Section 1.92. “FibroGen” is defined in the preamble of this Option Agreement.

Section 1.93. “FibroGen Clinical Studies” has the meaning set forth in the Evaluation Agreement.

Section 1.94. “FibroGen Indemnified Party” is defined in Section 9.2.

Section 1.95. “FibroGen Tax Action” means [*].

Section 1.96. “Final Closing Payment” means the Closing Payment as finally determined pursuant to Section 2.15.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.97. “Final Exercise Date” is defined in Section 3.2(b).

Section 1.98. “Final Exercise Notice” is defined in Section 3.2(b).

Section 1.99. “Financial Statements” is defined in Section 5.8.

Section 1.100. “First CVR Product Approval” is defined in Section 2.13(b).

Section 1.101. “FOR46” has the meaning set forth in the Evaluation Agreement.

Section 1.102. “Fortis” is defined in the preamble of this Option Agreement.

Section 1.103. “Fortis Capital Stock” means the Capital Stock of Fortis.

Section 1.104. “Fortis Common Stock” is defined in Section 5.4(a).

Section 1.105. “Fortis Equityholders” means Fortis Shareholders and Fortis Warrantholders.

Section 1.106. “Fortis Intellectual Property” means all Intellectual Property owned by or licensed to Fortis.

Section 1.107. [*].

Section 1.108. “Fortis Personnel” means any former or current director, officer, employee, individual independent contractor or consultant of Fortis, including, for the avoidance of doubt, any individual engaged (or who has previously been engaged) to provide services for Fortis pursuant to the Support Services Agreement between Fortis and [*] dated as of August 1, 2016 (in each case solely in their capacity as a service provider to Fortis).

Section 1.109. “Fortis Preferred Stock” is defined in Section 5.4(a).

Section 1.110. “Fortis Registrations” is defined in Section 5.14(a).

Section 1.111. “Fortis Shareholder” means a holder of Fortis Capital Stock.

Section 1.112. “Fortis Stock Option” means an option to purchase or acquire shares of Fortis Capital Stock granted under the Fortis Stock Plan.

Section 1.113. “Fortis Stock Plan” means Fortis’s 2016 Equity Incentive Plan, as amended.

Section 1.114. “Fortis Voting Agreement” means that certain Voting Agreement, [*] by and among Fortis and the Voting Parties (as defined therein) party thereto.

Section 1.115. “Fortis Warrantholder” means a holder of Warrants.

Section 1.116. “Fraud” means actual and intentional fraud under Delaware common law with respect to the making of one or more of the representations and warranties of (i) Fortis contained in Article 5 of this Agreement or (ii) FibroGen contained in Article 6 of this Agreement; provided, however, that “Fraud” shall not include any cause of action based on constructive fraud.

Section 1.117. “FTC” means the United States Federal Trade Commission.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.118. “Fundamental Representations” means the representations and warranties contained in [*].

Section 1.119. “GAAP” means United States generally accepted accounting principles, consistently applied.

Section 1.120. “GCP” has the meaning set forth in the Evaluation Agreement.

Section 1.121. “GLP” has the meaning set forth in the Evaluation Agreement.

Section 1.122. “GMP” has the meaning set forth in the Evaluation Agreement.

Section 1.123. “Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any multinational organization or authority, or any quasi-governmental, private body, mediator, arbitrator or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority.

Section 1.124. “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Entity.

Section 1.125. “Handling” means the receipt, access, acquisition, collection, compilation, use, storage, processing, transmission, safeguarding, security, disposal, destruction, disclosure, sale, licensing, rental, or transfer of information.

Section 1.126. “Hazardous Material” means any chemical, pollutant, contaminant, pesticide, fungicide, rodenticide, poison, petroleum or petroleum product, radioactive substance, biological material, genetically modified organism, wastes (including solid, hazardous, extremely hazardous, special, dangerous, or toxic), any substance, chemical or material regulated, listed, limited or defined as such under any Environmental Law, including: (i) any by-products, derivatives, or combinations of such material; (ii) lead, asbestos, asbestos-containing material, presumed asbestos-containing material, poly-chlorinated biphenyls, solvents and waste oil, and mold or other indoor air contaminants; (iii) any “hazardous substance,” “pollutant”, “toxic pollutant” or “contaminant” as defined under Environmental Laws; (iv) any “hazardous waste” as defined under RCRA, or any Environmental Law applicable to the management of waste; and (v) any other substance which may be subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

Section 1.127. “HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.

Section 1.128. “HSR Approval” is defined in Section 8.3(b).

Section 1.129. “In-the-Money Fortis Stock Options” means all Fortis Stock Options that are issued, outstanding and vested (including as a result of any acceleration approved by the board of directors of Fortis in accordance with this Option Agreement) as of immediately prior to the Effective Time and that have an exercise price that is less than the per share portion of the Estimated Closing Payment payable in respect of each share of Fortis Common Stock, determined in accordance with the Charter.

Section 1.130. “In-the-Money Warrants” means all Warrants issued and outstanding as of immediately prior to the Effective Time with an exercise price that is less than the per share portion of the Estimated Closing Payment payable in respect of each share of Fortis Common Stock, determined in accordance with the Charter.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.131. “IND” has the meaning set forth in the Evaluation Agreement.

Section 1.132. “Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (other than trade payables or other trade liabilities), (ii) all obligations of such Person evidenced by bonds, debentures, notes, mortgages or similar instruments, (iii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on any assets and properties owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (iv) all guarantees by such Person or contingent liabilities of such Person with respect to the Indebtedness of others, (v) all capital lease obligations of such Person, (vi) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances (solely to the extent drawn), (vii) all obligations with respect to severance pay or other termination-related payments or benefits owed to any person whose employment or other service relationship with Fortis terminates prior to the Closing, together with the employer portion of any Taxes arising therefrom, (viii) all obligations with respect to accrued but unpaid bonus and commission payments payable to current or former employees or other service providers of such Person, together with the employer portion of any Taxes arising therefrom, (ix) obligations under any interest rate, currency or other hedging agreement and (x) with respect to Fortis, all accrued and unpaid income Taxes of Fortis and any of its Subsidiaries for all Pre-Closing Tax Periods calculated in accordance with past practice (with the amount of such Taxes with respect to each applicable taxing jurisdiction and Tax for each applicable Pre-Closing Tax Period not being less than zero), and (xi) with respect to Fortis, all Closing Payroll Taxes.

Section 1.133. “Indemnified Party” means the FibroGen Indemnified Parties or Seller Indemnified Parties, as applicable.

Section 1.134. “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 9; provided, that with respect to the Sellers, all references to “Indemnifying Party” in Article 9 with notices required to be delivered to, and all rights of the Indemnifying Party shall be deemed to refer to the Sellers’ Representative (except for provisions relating to an obligation to make or right to receive any payments), acting on behalf of the Sellers.

Section 1.135. “Indemnity Liability Cap” means [*].

Section 1.136. “Indemnity Pro Rata Share” means, with respect to each Seller, the percentage amount obtained by dividing (i) the aggregate Merger Consideration paid or, with respect to Contingent Payments, payable to such Seller under this Option Agreement, by (ii) the aggregate Merger Consideration paid or, with respect to Contingent Payments, payable to all Sellers under this Option Agreement, in each case prior to any deductions.

Section 1.137. “Indication” means each differentiated disease, condition, disorder or syndrome. For cancer, (i) any unique tissue or cell type of origin or patient population for which there are applicable NCCN Clinical Guidelines (e.g. prostate cancer, colon cancer, non-small cell lung cancer, pancreatic adenocarcinoma, pediatric central nervous system cancers, etc.), (ii) any new lines of therapy within the same cancer type (for example, 1st line NSCLC vs. 2nd line NSCLC), or (iii) different tumor or patient subpopulations described in any particular NCCN Clinical Guidelines (for example, triple negative breast cancer), in each case ((i)-(iii)) will be deemed separate Indications.

Section 1.138. “Intellectual Property” means any (i) Patents, (ii) Marks or applications for Marks, (iii) Copyrights, (iv) Know-How or (v) other intellectual property or proprietary rights, including tangible biologic materials.

Section 1.139. “Invention Assignment Agreement” is defined in Section 5.14(g).

Section 1.140. “Investors’ Rights Agreement” means that certain Investors’ Rights Agreement, dated as of [*], by and among Fortis and the Investors (as defined therein) party thereto.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.141. “IRS” means the Internal Revenue Service of the United States of America.

Section 1.142. “Issued Patent” means all issued patents, reissued or reexamined patents, including petty patents, design patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof (including supplementary protection certificates), regardless of country issued or formal name, and any counterparts claiming priority therefrom or the benefit thereof under applicable Laws.

Section 1.143. “Joinder” means the joinder to this Option Agreement in the form attached hereto as Exhibit A.

Section 1.144. “Judgment” means any writ, judgment, injunction, order, decree, stipulation determination or award entered by or with any Governmental Entity.

Section 1.145. “Know-How” means information (including confidential information), know-how, inventions, discoveries, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, information pertaining to, or made in association with, filings with any Regulatory Entity or patent office, data (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), devices, assays, specifications, physical, chemical and biological materials and compounds, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable. Know-How shall include all contents of the Data Room and all Confidential Information shared with FibroGen by Fortis.

Section 1.146. “Latest Balance Sheet” means Fortis’s most recently prepared balance sheet in the Updated Financial Statements delivered to FibroGen prior to the Closing pursuant to Section 3.1(c).

Section 1.147. “Law” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, judicial decision, rule, regulation or code of any Governmental Entity.

Section 1.148. “Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order.

Section 1.149. “Letter of Transmittal” is defined in Section 2.11(a).

Section 1.150. “Liabilities” means any and all damages, debts, liabilities and obligations, Losses, Taxes, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, and expenses, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Judgment and those arising under any contract, agreement, arrangement, commitment or undertaking.

Section 1.151. “Lien” means any lien, security interest, mortgage, pledge, lease, levy, charge, equitable or ownership interest, license, or other encumbrance or restriction of any kind, whether arising by Contract or by operation of Law, or any conditional sale Contract or title retention Contract.

Section 1.152. “Losses” means any [*].

Section 1.153. “Manufacture” has the meaning set forth in the Evaluation Agreement.

Section 1.154. “Mark” means any trademark, trade name, trade dress, service mark or domain name.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.155. “Material Adverse Change” means any change, effect, event, occurrence, state of facts or development (collectively, “Effect”) which, individually or in the aggregate, would reasonably be expected to result in, or has resulted in, any change or effect, that (i) is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Fortis, or (ii) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Merger; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change: (a) any Effect relating to the economy in general in the United States or in any other jurisdiction in which Fortis has operations or conducts business, to the extent such Effects do not disproportionately impact Fortis as compared to any of the other companies in Fortis’s industry; (b) any Effect reasonably attributable to conditions affecting the industry in which Fortis participates, to the extent such Effects do not disproportionately impact Fortis as compared to any of the other companies in Fortis’s industry; (c) any natural disaster or acts of terrorism, military action or war, or any escalation or worsening thereof; (d) changes in applicable Laws or GAAP, to the extent such changes do not disproportionately impact Fortis as compared to any of the other companies in Fortis’s industry; and (e) any Effect to the extent resulting from or arising out of the execution, delivery, announcement or performance of this Option Agreement, any of the Ancillary Agreements or the announcement, pendency or anticipated consummation of the Merger or the other transactions contemplated herein or therein.

Section 1.156. “Material Claims” is defined in Section 9.4(e).

Section 1.157. “Material Contract” is defined in Section 5.13(a).

Section 1.158. “Merger” is defined in the Recitals.

Section 1.159. “Merger Consideration” is defined in Section 2.8(c).

Section 1.160. “Merger Sub” means the direct, wholly owned subsidiary of FibroGen that FibroGen will incorporate after the date of this Option Agreement pursuant to Section 7.13 to effectuate the Merger.

Section 1.161. “Merger Sub Common Stock” means the common stock of Merger Sub.

Section 1.162. “Mini Basket” is defined in Section 9.4(a).

Section 1.163. “Modified Product” has the meaning set forth in the Evaluation Agreement.

Section 1.164. “Most Recent Balance Sheet” means the unaudited consolidated balance sheet of Fortis as of the Most Recent Balance Sheet Date.

Section 1.165. “Most Recent Balance Sheet Date” is defined in Section 5.8.

Section 1.166. “NCCN” means the National Comprehensive Cancer Network.

Section 1.167. “NCCN Clinical Guideline” means the then current NCCN Clinical Practice Guidelines in Oncology as found at www.nccn.org/guidelines.

Section 1.168. “Negative Adjustment Amount” is defined in Section 2.15(e).

Section 1.169. “Non-Employee Stock Option” means a Fortis Stock Option that is not an Employee Stock Option.

Section 1.170. “Objection Period” is defined in Section 2.15(c).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.171. “Off-the-Shelf Software” means generally available commercial software obtained from a third party on general commercial terms that (i) continues to be widely available on such commercial terms as of the Closing Date, (ii) involves license, maintenance, support, and other fees less than [*], (iii) is not material to the Business, (iv) is not distributed with, incorporated in, or necessary for use or development of, any product or service of Fortis, and (v) is not Open Source Software.

Section 1.172. “Open Source Software” means any software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses), or (iii) under any similar licensing or distribution model, or (iv) under a license that requires disclosure of source code or requires derivative works based on such software to be made publicly available under the same license.

Section 1.173. “Option” is defined in the Recitals.

Section 1.174. “Option Agreement” is defined in the preamble of this Option Agreement.

Section 1.175. “Option Exercise Deadline” means [*].

Section 1.176. “Option Period” means [*].

Section 1.177. “Option Premium” means [*].

Section 1.178. “Ordinary Course of Business” means the ordinary course of business, consistent with past practice or, with respect to matters covered under a development plan for a Product (including the Study Plan), materially in accordance with such development plan (including the Study Plan).

Section 1.179. “Out-of-the-Money Fortis Stock Option” is defined in Section 2.9(b).

Section 1.180. “Out-of-the-Money Warrant” is defined in Section 2.9(d).

Section 1.181. “Outside Date” is defined in Section 1.175.

Section 1.182. “Partial Payment #1” is defined in Section 2.13(b).

Section 1.183. “Partial Payment #2” is defined in Section 2.13(b).

Section 1.184. “Party” means FibroGen, Fortis and the Sellers’ Representative.

Section 1.185. “Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, international (PCT) applications, substitutions, divisionals, renewals, reissue applications, reexamination proceedings, invention disclosures and records of invention, continuations, continuations-in-part, requests for continued examination and divisions, regardless of country filed or formal name.

Section 1.186. “Patents” means the Issued Patents and Patent Applications.

Section 1.187. “Paying Agent” is defined in Section 2.10.

Section 1.188. “Paying Agent Agreement” is defined in Section 2.10.

Section 1.189. “Payoff Recipient” means the holders of Indebtedness for borrowed money to be paid in connection with the Closing.

Section 1.190. “Periodic Updates” is defined in Section 3.1(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.191. “Permit” means any federal, state or local, domestic or foreign, governmental consent, approval, order, authorization, certificate, permit, registration, franchise, license or right.

Section 1.192. “Permitted Liens” means the following: (i) statutory Liens for Taxes not yet due or payable or that are being contested in good faith through appropriate procedures and for which adequate reserves have been established on financial statements in accordance with GAAP; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent; (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; and (iv) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in Fortis’ business.

Section 1.193. “Person” means an individual, corporation, company, partnership, limited liability company, joint venture, association, trust, business trust, Governmental Entity, unincorporated organization, a division or operating group of any of the foregoing or any other entity or organization.

Section 1.194. “Personal Information” means any information that (i) is subject to Handling obligations under Legal Requirement or Contractual Obligation, (ii) is subject to a requirement, under Legal Requirement or Contractual Obligation, that any Person be notified if such information is lost, misused, wrongly accessed, wrongly acquired or compromised, (iii) alone or in combination with other information can be used to identify an individual Person; or (iv) constitutes any health or other sensitive information of an individual Person.

Section 1.195. “Personal Property Leases” is defined in Section 5.11(b).

Section 1.196. “PET46” has the meaning set forth in the Evaluation Agreement.

Section 1.197. “PET Technical Study” has the meaning set forth in the Evaluation Agreement.

Section 1.198. “Phase 3 Clinical Trial” has the meaning set forth in the Evaluation Agreement.

Section 1.199. “Positive Adjustment Amount” is defined in Section 2.15(f).

Section 1.200. “Post-Closing Payroll Taxes” means the employer portion of any payroll, employment or social security Taxes incurred in connection with any Contingent Payments in respect of Fortis Stock Options or Restricted Stock, in each case, that are not Closing Payroll Taxes. For the avoidance of doubt, Post-Closing Payroll Taxes will: (i) not be included within the definitions of Closing Liability Amount, Change of Control Payments, Closing Indebtedness, Pre-Closing Taxes, or Deal Fees; (ii) not reduce the Closing Payment or any Contingent Payment; and (iii) be borne solely by FibroGen or its Affiliates.

Section 1.201. “Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

Section 1.202. “Pre-Closing Period” is defined in Section 7.1(a).

Section 1.203. “Pre‑Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.204. “Pre-Closing Taxes” means (i) any Taxes of Fortis and any of its Subsidiaries for all Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Fortis or any of its Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law, (iii) all Liability for Taxes of any Person arising under principles of transferee or successor Liability, or by contract (excluding, for the avoidance of doubt, any contracts entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes) or operation of Law imposed on Fortis or any of its Subsidiaries for any period by reason of any event or transaction occurring on or prior to the Closing Date, and (iv) all Closing Payroll Taxes and any accrued and unpaid payroll Taxes of Fortis and any of its Subsidiaries that have been deferred from a Pre-Closing Tax Period to a Post-Closing Tax Period under the CARES Act. Notwithstanding the foregoing, Pre-Closing Taxes shall (A) not include (1) any Transfer Taxes for which FibroGen is responsible pursuant to Section 7.2(d), (2) any Post-Closing Payroll Taxes, (3) any Taxes allocated to FibroGen pursuant to Section 7.2(i), (4) any Taxes attributable to Tax Periods (or portions thereof) beginning after the Closing Date (for the avoidance of doubt, except for such Taxes that are indemnifiable under Section 9.2(a)), (5) any Taxes due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a Tax period (or portion thereof) ending on or prior to the Closing Date, (6) any Taxes arising from an election under Section 338 or Section 336 of the Code or any similar provision of foreign, state or local Law in respect of the consummation of the transactions contemplated by this Option Agreement, or (7) any Taxes incurred by Fortis on the Closing Date after the Closing outside the Ordinary Course of Business (other than as explicitly contemplated by this Option Agreement).

Section 1.205. “Predecessor” means, with respect to any specified Person, (a) any other Person that has ever merged or consolidated with or into such specified Person or (b) any other Person all or substantially all of whose assets has ever been acquired by such specified Person (whether by purchase, upon liquidation or otherwise).

Section 1.206. “Pro Rata Percentage” means, with respect to each Seller, at the time of calculation, the percentage of any of Merger Consideration that becomes due and payable to the Sellers payable to such Seller, determined in accordance with the Charter.

Section 1.207. “Product” means any product containing, constituting or incorporating one or more of the following: (i) FOR46, (ii) CD46 Agent(s), or (iii) PET46.

Section 1.208. “RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended, and any foreign and state law counterparts.

Section 1.209. “Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, all approvals and authorizations necessary for the manufacture, use, storage, import, transport or sale of a pharmaceutical or biologic product for one or more indications in such country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, including any pricing or reimbursement approvals to the extent required under applicable Law.

Section 1.210. “Regulatory Entity” means any applicable Governmental Entity involved in granting Regulatory Approval in a country or jurisdiction.

Section 1.211. “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals or other submissions, including any written correspondence or meeting minutes, made to, made with, or received from a Regulatory Entity relating to any Product in a particular country or jurisdiction. Regulatory Materials include, without limitation, INDs and drug approval applications for any Product, and amendments and supplements for any of the foregoing.

Section 1.212. “Rejection Notice” is defined in Section 3.2(b).

Section 1.213. “Rejection Time” is defined in Section 7.9(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.214. “Releases” means any spill, discharge, leak, migration, emission, escape, injection, dumping, leaching, or other release of any Hazardous Material into the indoor or outdoor environment, whether or not intentional, and whether or not notification or reporting to any Governmental Entity was or is required at the time it initially occurred or continued to occur. Without limiting the above, Release includes the meaning of “Release” as defined under CERCLA.

Section 1.215. “Representative Losses” is defined in Section 2.12(c).

Section 1.216. “Representatives” means with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

Section 1.217. “Restricted Stock” means shares of Fortis Capital Stock that are subject to repurchase or vesting.

Section 1.218. “Restrictive Covenants Agreement” means each Restrictive Covenants Agreement, dated as of the date hereof, by and between certain Fortis Equityholders, Fortis and FibroGen, substantially in the form attached hereto as Exhibit H.

Section 1.219. “Right of First Refusal and Co-Sale Agreement” means that certain Right of First Refusal and Co-Sale Agreement, dated as of [*], by and among Fortis and the Investors (as defined therein) and Common Holders (as defined therein) party thereto.

Section 1.220. “S-X Auditor” is defined in Section 3.1(e).

Section 1.221. “Sale Transaction” is defined in Section 2.13(f).

Section 1.222. “Schedule I” means a statement delivered to FibroGen prior to the payment of the Option Premium assuming that the Closing Date is the date of this Option Agreement, as the same may be amended prior to Closing to the extent required under Section 2.4(a)(i) to make Schedule I true, complete and accurate in all respects on the Closing Date, which Schedule I as so amended shall supersede and become Schedule I for all purposes of this Option Agreement, with the following information:

(a) the name, address and email address (to the extent available) of each Seller,

(b) the number of shares of each class or series of Fortis Capital Stock held by each Seller and in the case of Fortis Stock Options and Warrants, the number of shares of each class or series of Fortis Capital Stock underlying such Fortis Stock Options and Warrants, the exercise price and expiration date thereof, whether the Fortis Stock Options are In-the-Money Fortis Stock Options or Employee Stock Options, and the number of shares subject to Fortis Stock Options that are vested,

(c) the respective portion of the Closing Payment payable to each Seller,

(d) the respective portion of each Contingent Payment that becomes due and payable in accordance with Section 2.13, that is allocated to each Seller in accordance with the terms of this Option Agreement, and

(e) each Seller’s Pro Rata Percentage and Indemnity Pro Rata Share.

Section 1.223. “SEC” means the Securities and Exchange Commission.

Section 1.224. “SEC Audited Financials” is defined in Section 3.1(e).

Section 1.225. “SEC Financials” is defined in Section 3.1(e).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.226. “SEC Unaudited Financials” is defined in Section 3.1(e).

Section 1.227. “Second CVR Product Approval” is defined in Section 2.13(b).

Section 1.228. “Second Unique Indication” is defined in Section 2.13(b).

Section 1.229. “Securities Act” means the Securities Act of 1933.

Section 1.230. “Security Interest” is defined in Section 7.9(a).

Section 1.231. “Seller Indemnified Party” is defined in Section 9.3.

Section 1.232. “Sellers” means (i) the holders of Fortis Capital Stock as of immediately prior to the Effective Time (other than holders of Dissenting Shares), (ii) the holders of In-the-Money Warrants as of immediately prior to the Effective Time, and (iii) the holders of In-the-Money Fortis Stock Options as of immediately prior to the Effective Time.

Section 1.233. “Shareholder Approval” is defined in Section 5.3(b).

Section 1.234. “Sellers’ Representative” is defined in Section 2.12(a).

Section 1.235. “Sellers’ Representative Reserve” means [*].

Section 1.236. “Software” means computer software and databases, including object code, source code, firmware and embedded versions thereof and documentation related thereto.

Section 1.237. “Specified IP Representations” means [*].

Section 1.238. “Straddle Period” means any Tax Period that includes (but does not end on) the Closing Date.

Section 1.239. “Stockholder Agreements” means, collectively, the Fortis Voting Agreement, the Right of First Refusal and Co-Sale Agreement, and the Investors’ Rights Agreement.

Section 1.240. “Study Plan” has the meaning set forth in the Evaluation Agreement.

Section 1.241. “Subsidiary” means, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes is owned by such Person directly or indirectly through one (1) or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one (1) or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

Section 1.242. “Surviving Corporation” is defined in Section 2.2.

Section 1.243. “System” or “Systems” means all Software, hardware, networks, databases, electronics, platforms, servers, interfaces, applications, websites and related information technology systems and services used or held for use by Fortis, including any outsourced systems and services, that are owned or used by Fortis.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.244. “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any income, capital gains, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, value added, ad valorem, franchise, capital stock or other equity securities, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security (or similar including FICA), payroll, transfer, conveyance, documentary, stamp, property (real, tangible, estimated or intangible), premium, escheat obligation, environmental, windfall profits, customs duties, minimum tax, excise or other taxes, duties, fines, assessments or any other governmental charges in the nature of a tax, together with any interest, penalties or addition thereto, whether disputed or not, imposed by a Taxing Authority, and (b) any Liability for the payment of any amount of any type described in clause (a) of this sentence as a result of being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax Period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

Section 1.245. “Tax Law” means all currently applicable Laws relating to or regulating the assessment, determination, collection or imposition of Taxes.

Section 1.246. “Tax Period” means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

Section 1.247. “Tax Return” means any report, return, declaration, claim for refund, information return, statement, designation, election, notice or certificate filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of any Taxes, including any schedule or attachment thereto and including any amendment thereof.

Section 1.248. “Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes (domestic or foreign).

Section 1.249. “Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), integrated circuits and integrated circuit masks, equipment, and all other forms of technology and business materials, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

Section 1.250. “Third CVR Product Approval” is defined in Section 2.13(b).

Section 1.251. “Third Party” means any Person other than Fortis, FibroGen or any of their respective Affiliates.

Section 1.252. “Third Party Claim” is defined in Section 9.5(e).

Section 1.253. “Third Unique Indication” is defined in Section 2.13(b).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.254. “Transaction Deductions” means, without duplication, any deduction allowable for income Tax purposes under applicable Law with respect to the following amounts to the extent borne by Fortis on or before the Closing or taken into account as a reduction of the Merger Consideration: (i) any and all Change of Control Payments made or accrued by Fortis at or before Closing (or included as a liability in the Closing Liability Amount), (ii) all fees, expenses and interest (or amounts treated as such for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, or defeasance in excess of par incurred in respect of Closing Indebtedness (or included as a liability in the Closing Liability Amount), (iii) all Deal Fees, fees, costs and expenses incurred by Fortis in connection with or incident to this Option Agreement and the transactions contemplated hereby, including any such legal, accounting and investment banking fees, costs and expenses, (iv) all deductions in respect of the exercise, or payment for the cancellation of, options in connection with the Closing, and (v) any Closing Payroll Taxes.

Section 1.255. “Transaction Proposal” means any proposal or offer from any Person relating to, or that would reasonably be expected to lead to, any (i) direct or indirect acquisition or sale of substantial assets of Fortis, (ii) transaction which would result in a change in the capitalization of Fortis as of the date hereof, including any sale or issuance of any capital stock of Fortis to any Person (but excluding (A) the issuance of Fortis Stock Options and (B) the issuance of Capital Stock upon the exercise of Fortis Stock Options or Warrants or conversion of Fortis Preferred Stock), (iii) license or grant of rights to any third party for any of Fortis Intellectual Property, other than pursuant to any non-exclusive license entered into in the Ordinary Course of Business that are not material to Fortis or the Products, or (iv) direct or indirect acquisition or sale of any of the capital stock of Fortis (whether through a share purchase, merger, consolidation, business combination, recapitalization or similar transaction involving Fortis), in each case of clauses (i) through (iv), other than the Merger and the other transactions contemplated by this Option Agreement.

Section 1.256. “Transfer Costs” has the meaning set forth in the Evaluation Agreement.

Section 1.257. “Transfer Taxes” means all transfer, sale and use, registration, documentary or mortgage recording, value added, stamp and similar Taxes and fees (including any penalties and interest) incurred, imposed, assessed or payable in connection with or as a result of this Option Agreement or any transactions contemplated hereby.

Section 1.258. “U.S.” means the United States, its territories and possessions, including Puerto Rico.

Section 1.259. “[*]” means [*].

Section 1.260. “[*] Data Use Agreement” has the meaning set forth in the Evaluation Agreement.

Section 1.261. “[UCSF] License” means [*].

Section 1.262. “Union” means any labor union, trade union or other employee representative body.

Section 1.263. “Update Report” is defined in Section 2.13(g).

Section 1.264. “Updated Disclosure Schedule” is defined in Section 3.1(a).

Section 1.265. “Updated Financial Statements” is defined in Section 3.1(c).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 1.266. “Valid Claim” means a claim of (a) an unexpired Issued Patent, which claim has not been revoked or held invalid, unpatentable or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final order, from which no further appeal can be taken, and which claim has not been irrevocably abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, inter-partes review, post-grant review, opposition procedure, nullity suit, disclaimer, or otherwise; or (b) any Patent Application that has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency or Governmental Entity of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal; [*].

Section 1.267. “Waived Benefits” is defined in Section 7.11.

Section 1.268. “Warrant” means a warrant to purchase or acquire Fortis Capital Stock.

Section 1.269. “Written Consent” means the written consent of Fortis Shareholders in the form attached as Exhibit B, adopting this Option Agreement and approving the consummation of the Merger in accordance with this Option Agreement.

Section 1.270. Descriptive Headings; Certain Interpretations.

(a) Headings. The table of contents and headings contained in this Option Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Option Agreement.

(b) Interpretations. Except where expressly stated otherwise in this Option Agreement, the following rules of interpretation apply to this Option Agreement:

(i) “or” has the inclusive meaning represented by the phrase “and/or”;

(ii) “include”, “includes” and “including” are not limiting;

(iii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Option Agreement refer to this Option Agreement as a whole and not to any particular provision of this Option Agreement;

(iv) “date hereof” refers to the Original Effective Date set forth in the preamble;

(v) “date of this Option Agreement” refers to the Original Effective Date set forth in the preamble;

(vi) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(vii) definitions contained in this Option Agreement are applicable to the singular as well as the plural forms of such terms;

(viii) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented;

(ix) references to a Person are also to its permitted successors and assigns;

(x) references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Option Agreement;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(xi) words importing the masculine gender include the feminine or non-binary and, in each case, vice versa;

(xii) “day” or “days” refers to calendar days;

(xiii) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the date of this Option Agreement, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect;

(xiv) when reference is made to information or documentation that has been “made available,” “provided” or “delivered” to FibroGen, that shall mean that such information was either contained in the Data Room at or prior to such time or delivered to FibroGen or its counsel via email or other means at or prior to such time; and

(xv) the language of this Option Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

Each Party represents that it has been represented by legal counsel in connection with this Option Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Option Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provision.

Article 2
Option Grant & Option Premium; The Merger

Section 2.1. Option Grant & Option Premium.

(a) Fortis hereby grants FibroGen the exclusive Option to consummate the Merger pursuant to the terms and subject to the conditions of this Option Agreement. The Option shall not in and of itself entitle FibroGen to any voting rights, dividends, liquidation rights or other rights as a stockholder of Fortis.

(b) Concurrently with the execution and delivery of this Option Agreement by the Parties, FibroGen shall pay to Fortis, [*], the Option Premium.

Section 2.2. The Merger. Following the exercise of the Option by FibroGen in its sole discretion in accordance with Section 3.2, upon the terms and subject to the conditions set forth in this Option Agreement, at the Effective Time, Merger Sub shall be merged with and into Fortis in accordance with the DGCL. Following the Merger, the separate corporate existence of Merger Sub shall cease and Fortis shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned Subsidiary of FibroGen.

Section 2.3. Closing. [*].

Section 2.4. Actions at the Closing.

(a) [*] Fortis shall deliver to FibroGen a statement including the following:

(i) a certificate of Fortis, executed by the Chief Executive Officer of Fortis, certifying that Schedule I is true, complete and correct in all respects on and as of the Closing Date, or if not, setting forth an amended Schedule I containing all corrections necessary to make Schedule I true, complete and correct in all respects on and as of the Closing Date, as so amended;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(ii) a schedule setting forth all Deal Fees, if any, payable in connection with Closing, including the recipient of such Deal Fees, copies of any final invoices that state the invoice is final and include wire transfer instructions or mailing address for payment to be made;

(iii) a schedule setting forth all Indebtedness, if any, including the Payoff Recipients and the wire transfer instructions or mailing address for payment to be made; and

(iv) a schedule setting forth all Change of Control Payments, if any, including the recipient of such Change of Control Payments, the exact amounts to be paid (before applicable withholding Taxes, if any) to such recipient and the wire transfer instructions or mailing address for payment to be made, or indicating that such payments need to be paid through FibroGen’s or the Surviving Corporation’s payroll system.

(b) [*].

(c) [*].

(d) At the Closing, the Surviving Corporation shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in substantially the form of Exhibit C attached hereto and executed in accordance with the relevant provisions of the DGCL.

Section 2.5. Effects of the Merger. The Merger shall have the effects set forth in this Option Agreement and the applicable provisions of the DGCL.

Section 2.6. Certificate of Incorporation and By-laws. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be in the form attached hereto as Exhibit D and the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended, except that the name of the corporation set forth therein shall be changed to the name of Fortis.

Section 2.7. Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

Section 2.8. Conversion of Capital Stock. On the terms and subject to the conditions set forth in this Option Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of FibroGen, Fortis, Merger Sub or any Fortis Shareholder:

(a) each issued and outstanding share of Merger Sub Common Stock shall be converted into and shall become one (1) share of common stock, par value $0.001 per share, of the Surviving Corporation;

(b) each share of Fortis Capital Stock that is held by Fortis as treasury stock or owned by Fortis or owned by FibroGen or any Subsidiary or Affiliate of FibroGen shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor;

(c) except as provided in Section 2.8(b), each share of Fortis Capital Stock then outstanding (including Restricted Stock, but not including the Dissenting Shares) shall be converted into the right to receive, without interest and subject to Section 2.11 and Section 2.12, the following cash payments (collectively, the “Merger Consideration”):

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(i) each Seller’s respective portion of the Estimated Closing Payment as set forth on Schedule I; and

(ii) [*].

(d) The shares of Fortis Capital Stock converted into the right to receive cash in accordance with this Section 2.8 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of any share of Fortis Capital Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any tax withholding that is required under applicable Law (which amount will be treated for all purposes of this Option Agreement as having been paid to the Person in respect of which such reduction and withholding was made), provided that, other than with respect to compensatory payments, FibroGen shall use [*] to cooperate with a holder of shares of Fortis Capital Stock to minimize or eliminate the amount withheld. If applicable Law requires the withholding of Taxes, FibroGen shall [*] submit to the applicable holder an official tax certificate or other evidence of such withholding that is reasonably available to FibroGen to enable such holder to claim such payment of Taxes from any applicable Governmental Entity. Notwithstanding the foregoing, if FibroGen takes any FibroGen Tax Action after the date of this Option Agreement, and solely as a result of such FibroGen Tax Action, FibroGen is required to withhold Taxes from or in respect of any amount payable under this Option Agreement and such Taxes exceed the amount of Taxes that would have been required to be withheld absent such FibroGen Tax Action, the amount payable under this Option Agreement shall be increased by the amount necessary so that after making all required withholdings (including withholdings on additional amounts payable) the applicable holder receives an amount equal to the sum it would have received had no such FibroGen Tax Action occurred. Notwithstanding the foregoing, FibroGen shall have no obligation to cooperate with any holder of Restricted Stock or submit any tax certificate or other evidence of withholding, and nothing herein shall prevent or limit FibroGen from withholding any compensatory amounts required to be withheld in respect of any Restricted Stock.

Section 2.9. Fortis Stock Options; Warrants.

(a) The board of directors of Fortis (or, if appropriate, any committee administering Fortis Stock Plans) shall take all actions necessary to provide for (i) each Fortis Stock Option to become vested and fully and immediately exercisable as of immediately prior to the Effective Time, and (ii) each share of Restricted Stock to become vested and not subject to repurchase as of immediately prior to the Effective Time.

(b) [*] (i) such Seller’s respective portion of the Estimated Closing Payment as set forth on Schedule I, [*] (x) the holder thereof shall be eligible to receive the amounts contemplated by clause (ii) of the preceding sentence, as applicable; and (y) the Sellers’ Representative shall, based on the information provided in Schedule I, [*], and promptly provide or cause to be provided the updated Schedule I to FibroGen and the Paying Agent.

(c) The board of directors of Fortis (or, if appropriate, any committee administering the Fortis Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents but not including the payment of any cash or non-cash consideration, without FibroGen’s prior written consent) as may be required to effect the transactions described in this Section 2.9 as of the Effective Time. Fortis shall terminate the Fortis Stock Plan as of the Effective Time. At and after the Effective Time, no Person shall have any right under Fortis Stock Plans with respect to any Fortis Capital Stock, and FibroGen and its Affiliates shall have no liability in respect of the Fortis Stock Plan or any Fortis Stock Options or Restricted Stock, other than the obligation to make the payments set forth in Section 2.9(b).

(d) The Warrants shall not be assumed, continued or substituted by FibroGen in connection with the Merger or the other transactions contemplated hereby. [*]. [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 2.10. Paying Agent. In connection with the Closing, FibroGen, the Sellers’ Representative and a paying agent reasonably acceptable to FibroGen and the Sellers’ Representative (the “Paying Agent”) shall have executed and delivered a paying agent agreement in a form reasonably acceptable to FibroGen and the Sellers’ Representative (the “Paying Agent Agreement”) pursuant to which the Paying Agent shall make the distributions of payments (including the Merger Consideration) for and on behalf of FibroGen and take the other actions contemplated to be made and taken by the Paying Agent pursuant to and in accordance with this Option Agreement.

Section 2.11. Exchange Procedures.

(a) As soon as practicable after the Effective Time, the Paying Agent shall provide to each Seller (other than holders in respect of Employee Stock Options) (i) a letter of transmittal in substantially the form attached as Exhibit E hereto (a “Letter of Transmittal”) and (ii) instructions for use of the Letter of Transmittal in effecting the surrender of such Seller’s shares of Fortis Capital Stock, Non-Employee Stock Options or Warrant(s) in exchange for the Merger Consideration to be paid in accordance with (A) Section 2.8(c) with respect to each of the shares of Fortis Capital Stock represented thereby, (B) Section 2.9(b) with respect to Non-Employee Stock Options and (C) Section 2.9(d) with respect to Warrants. Upon delivery of a Letter of Transmittal duly executed and completed in accordance with the instructions thereto and a properly executed Internal Revenue Service Form W-9 or Form W-8BEN, or other applicable Form W-8, if applicable, and, solely with respect to shares of Fortis Capital Stock, if such shares are represented by a physical Certificate, surrender of a Certificate with respect to such shares to the Paying Agent, from such holder, the Paying Agent shall pay, by check or by wire transfer of immediately available funds, to the holder of such shares of Fortis Capital Stock, Non-Employee Stock Options or Warrant(s) the cash payment described in Section 2.8(c)(i), Section 2.9(b)(i) or Section 2.9(d)(i) (with the aggregate amount payable to each Seller rounded up to the nearest [*]) into which the shares of Fortis Capital Stock, Non-Employee Stock Options or Warrant(s) were converted pursuant to Section 2.8(c), Section 2.9(b) or Section 2.9(d), as applicable, without any interest thereon. Any Certificates surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall upon and following the Effective Time represent solely the right to receive the Merger Consideration with respect to the shares of Fortis Capital Stock, without interest. Notwithstanding anything in this Option Agreement to the contrary, no Seller (other than holders in respect of Employee Stock Options) will be entitled to be paid any amounts hereunder unless and until such Seller shall have complied with the requirements set forth in this Section 2.11(a), including due execution and delivery to the Paying Agent by such Seller of the Letter of Transmittal, which constitutes an integral component of and limitation on the payments hereunder. Notwithstanding the foregoing, FibroGen shall use [*] to cause (x) the Letter of Transmittal to be made available to each Seller (other than holders of Employee Stock Options), and (y) each such Seller’s Letter of Transmittal to be reviewed and processed prior to the Effective Time, such that, so long as such Seller continues to hold the shares of Fortis Capital Stock, Non-Employee Stock Options or Warrants surrendered by such Letter of Transmittal as of immediately prior to the Effective Time, such Person will be paid the payment described in Section 2.8(c)(i), Section 2.9(b)(i) or Section 2.9(d)(i), as applicable, with respect to such Letter of Transmittal on the Closing Date, by check or by wire transfer of immediately available funds.

(b) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, FibroGen shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Fortis Capital Stock represented thereby to be paid (by the Paying Agent) in accordance with Section 2.8(c) and as contemplated under this Article 2. Notwithstanding anything to the contrary in this Section 2.11, if any shares of Fortis Capital Stock are evidenced by an electronic certificate or book entry and not evidenced by any physical stock certificates, no Certificate shall be required to delivered to FibroGen or Paying Agent in order to receive the Merger Consideration payable in respect of such shares of Fortis Capital Stock.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 2.12. Sellers’ Representative.

(a) By approving the Merger or by delivering a Letter of Transmittal and, if applicable, surrendering or delivering a Certificate or an affidavit in lieu thereof to the Paying Agent, in exchange for the Merger Consideration to be paid in accordance with Section 2.8 or Section 2.9, each Seller irrevocably approves the constitution and appointment of, and hereby irrevocably constitutes and appoints Shareholder Representative Services LLC as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all Sellers and each of them as of Closing (the “Sellers’ Representative”) with respect to any and all matters relating to, arising out of, or in connection with, this Option Agreement and any related agreements, including for purposes of taking any action or omitting to take any action on behalf of Sellers hereunder to:

(i) act for Sellers with regard to all matters pertaining to indemnification under this Option Agreement, including the power to defend, compromise, or settle any claims and to otherwise prosecute or pursue any litigation claims;

(ii) execute and deliver all amendments, waivers, Ancillary Agreements, certificates and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Option Agreement;

(iii) do or refrain from doing any further act or deed on behalf of Sellers that the Sellers’ Representative deems necessary or appropriate in its discretion relating to the subject matter of this Option Agreement as fully and completely as Sellers could do if personally present;

(iv) give or receive notices to be given or received by Sellers under this Option Agreement or any Ancillary Agreement (except to the extent that this Option Agreement expressly contemplates that any such notice shall be given or received by each Seller individually);

(v) receive service of process in connection with any claims under this Option Agreement;

(vi) administer the defense or settlement of any disputes regarding the Closing Payment adjustment pursuant to Section 2.15 and agreeing to or negotiating the Final Closing Payment;

(vii) administer the defense or settlement of any disputes regarding the Contingent Payments pursuant to Section 2.13; and

(viii) give any written direction to the Paying Agent.

All actions, notices, communications and determinations by or on behalf of Sellers shall be given or made by the Sellers’ Representative and all such actions, notices, communications and determinations by the Sellers’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(b) If the Sellers’ Representative resigns, dies or becomes legally incapacitated, then a majority of the Sellers, based on their Pro Rata Percentage, promptly shall designate in writing to FibroGen a single individual to fill the Sellers’ Representative vacancy as the successor Sellers’ Representative hereunder. If at any time there shall not be a Sellers’ Representative or Sellers fail to designate a successor Sellers’ Representative, then FibroGen may have a court of competent jurisdiction appoint a Sellers’ Representative hereunder. A majority of the Sellers, based on their Pro Rata Percentage, may also replace the Person serving as the Sellers’ Representative from time to time and for any reason upon at least [*] prior written notice to FibroGen.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(c) Certain Sellers have entered into an engagement agreement with the Sellers’ Representative to provide direction to the Sellers’ Representative in connection with its services under this Option Agreement, the other Ancillary Agreements to which the Sellers’ Representative is or will be a party. The Sellers’ Representative shall act for Sellers on all of the matters set forth in this Option Agreement in the manner the Sellers’ Representative reasonably believes to be in the best interest of Sellers. The Sellers’ Representative is authorized to act on behalf of Sellers notwithstanding any dispute or disagreement among Sellers. In taking any actions as Sellers’ Representative, the Sellers’ Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person the Sellers’ Representative reasonably believes to be authorized thereunto. The Sellers’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Sellers’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Sellers shall indemnify the Sellers’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Sellers’ Representative Reserve and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

(d) The Sellers’ Representative shall treat confidentially any nonpublic information disclosed to it pursuant to this Option Agreement and shall not use such nonpublic information other than in the performance of its duties as the Sellers’ Representative. In addition, the Sellers’ Representative shall not disclose any nonpublic information disclosed to it pursuant to this Option Agreement to anyone except as required by Law; provided that (i) the Sellers’ Representative may disclose such nonpublic information to legal counsel and other advisors and representatives under an obligation of confidentiality and non-use in its capacity as such (for the purpose of advising Sellers on any information disclosed to such Sellers’ Representative pursuant to this Option Agreement), (ii) the Sellers’ Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information in any Action relating to this Option Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) any information disclosed to the Sellers’ Representative pursuant to this Option Agreement and (iii) the Sellers’ Representative may disclose to any Seller any such nonpublic information disclosed to the Sellers’ Representative (including any Update Report) subject to such Seller agreeing with FibroGen in writing to restrictions on the disclosure and use of such nonpublic information consistent with the restrictions to which the Sellers’ Representative is subject, which requirement shall be satisfied by a Seller’s execution of a Joinder.

(e) FibroGen shall be entitled to rely on the authority of the Sellers’ Representative as the agent, representative and attorney-in-fact of Sellers for all purposes under this Option Agreement and shall have no Liability for any such reliance. No Seller may revoke the authority of the Sellers’ Representative. Each Seller, by voting in favor of or consenting to the Merger or by surrendering or delivering a Certificate or an affidavit in lieu thereof to the Paying Agent, in exchange for Merger Consideration hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Sellers’ Representative in the exercise of the power-of-attorney granted to the Sellers’ Representative pursuant to this Section 2.12, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of such Seller.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(f) [*].

Section 2.13. Contingent Payments.

(a) In addition to the Closing Payment payable pursuant to Section 2.8(c)(i), Sellers may be entitled to certain additional contingent payments from FibroGen after the Closing (each such additional payment, a “Contingent Payment”), subject to all the terms and conditions of this Section 2.13.

(b) FibroGen shall make the Contingent Payments in the amounts set forth in Column B of the table below [*] (each, a “Contingent Payment Development Milestone”):

Column A - Contingent Payment Development Milestone	Column B - Contingent Payment
[*]	[*]
[*]	[*]
[*]	[*]

Each of the Contingent Payments set forth in this Section 2.13(b) is only payable once such that the maximum amount payable pursuant to this Section 2.13 is $200 million. Within [*] of the occurrence of any Contingent Payment Development Milestone set forth in this Section 2.13(b), FibroGen shall provide written notice to the Sellers’ Representative that such Contingent Payment Development Milestone has occurred. As soon as reasonably possible after receiving such notice, the Sellers’ Representative shall send FibroGen an updated Schedule I. Within [*] of an updated Schedule I from the Sellers’ Representative, FibroGen shall pay, or shall cause to be paid through the Paying Agent (or the Surviving Corporation in the case of Employee Stock Options), to Sellers that have complied with the procedures set forth in Section 2.11, if applicable (it being understood that the procedures set forth in Section 2.11 are not applicable to holders of Employee Stock Options), an aggregate amount in cash equal to the amount of the applicable Contingent Payment in accordance with their Pro Rata Percentage set forth in Schedule I (less any applicable Contingent Payment Deal Fees) which, subject to the following sentence. [*].

(c) Each Seller shall be entitled to receive only such Seller’s Pro Rata Percentage of any Contingent Payment (less any applicable Contingent Payment Deal Fees) that becomes due and payable in accordance with this Section 2.13.

(d) No interest shall accrue or be paid on any portion of any Contingent Payment.

(e) [*]. Except as set forth in the first sentence of this Section 2.13(e), by voting in favor of or consenting to the Merger or by surrendering or delivering a Letter of Transmittal to the Paying Agent, in exchange for Merger Consideration, each Seller acknowledges that, following the Closing, (a) there shall be no other diligence or other efforts, express or implied, required or imposed on the part of FibroGen, the Surviving Corporation or their respective Affiliates, licensees, or sublicensees in, and (b) it is the intention of the Parties that the development, manufacturing, marketing, commercial exploitation and sale of any Products shall be exercised by FibroGen, the Surviving Corporation or their Affiliates, licensees, sublicensees and transferees in accordance with its or their own business judgment and in their sole and absolute discretion, subject only to the first sentence of this Section 2.13(e). By voting in favor of or consenting to the Merger or by surrendering or delivering a Letter of Transmittal to the Paying Agent, in exchange for Merger Consideration, each Seller acknowledges, understands and agrees as follows:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(i) Except as set forth in the first sentence of this Section 2.13(e), FibroGen, the Surviving Corporation and their Affiliates, licensees, sublicensees and transferees shall have complete control and sole discretion with respect to the development, commercial exploitation, marketing and sale of Products, and that this may have a material effect upon the achievability of the Contingent Payment Development Milestones and the payment of the Contingent Payments that may be payable hereunder and such control and discretion by FibroGen, the Surviving Corporation and their Affiliates, licensees, sublicensees and transferees could result in some or all of the Contingent Payments not being made despite meeting the obligation set forth in the first sentence of this Section 2.13(e). The Parties and the Sellers acknowledge that the achievement of the Contingent Payment Development Milestones is uncertain and that FibroGen, the Surviving Corporation and their Affiliates may not achieve results requiring the payment of any Contingent Payment at all, and it is therefore not assured that FibroGen will be required to pay any Contingent Payments;

(ii) That whether or not FibroGen, the Surviving Corporation or any of their Affiliates, licensees, sublicensees or transferees develop, market, commercially exploit or make any sales of any Product, FibroGen, the Surviving Corporation and their Affiliates, licensees, sublicensees or transferees are not prohibited from developing, manufacturing, marketing, selling or acquiring assets or businesses related to other products that may compete with a Product;

(iii) Neither FibroGen nor any of its Affiliates or Representatives has furnished or provided, whether written or oral, any assurance or commitments regarding the achievability of the condition to the payment of any of the Contingent Payments set forth in this Section 2.13 or the likelihood thereof, and each Seller expressly disclaims any rights with respect to any such assurances or commitments;

(iv) Neither FibroGen, the Surviving Corporation nor any of their Affiliates shall be liable to any Seller for any consequential or punitive damages arising out of the failure to satisfy the conditions to the payment of any Contingent Payment set forth in Section 2.13, whether Liability is asserted in tort or contract, or otherwise.

(f) [*].

(g) [*] (each such report, an “Update Report”); provided, however, that if development of all Products has been discontinued, then no further Update Report shall be required other than the Update Report detailing such discontinuation. Within [*], if the Sellers’ Representative has reasonable inquiries regarding the status of the activities described in such Update Report, the Sellers’ Representative may request a meeting with FibroGen to discuss such Update Report, and FibroGen shall make available an executive employee with appropriate expertise and knowledge of the activities undertaken to achieve the Contingent Payment Development Milestones, as FibroGen may reasonably deem appropriate, to respond to questions posed by the Seller’s Representative. [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(h) FibroGen shall be permitted to make any withholding or deduction required by Law from payments made under this Option Agreement; [*]. To the extent that any such amounts are so deducted or withheld and remitted to the appropriate Governmental Entity in accordance with applicable Law, such amounts will be treated for all purposes of this Option Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If applicable Law requires the withholding of Taxes, FibroGen shall [*] submit to the applicable payee an official tax certificate or other evidence of such withholding that is reasonably available to FibroGen to enable such holder to claim such payment of Taxes from any applicable Governmental Entity. Notwithstanding the foregoing, if FibroGen takes any FibroGen Tax Action after the date of this Option Agreement, and solely as a result of such FibroGen Tax Action, FibroGen is required to withhold Taxes from or in respect of any amount payable under this Option Agreement and such Taxes exceed the amount of Taxes that would have been required to be withheld absent such FibroGen Tax Action, the amount payable under this Option Agreement shall be increased by the amount necessary so that after making all required withholdings (including withholdings on additional amounts payable) the applicable holder receives an amount equal to the sum it would have received had no such FibroGen Tax Action occurred.

(i) After the Closing, no Seller may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of any Contingent Payments that becomes due and payable in accordance with this Section 2.13, other than (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the right to receive any Contingent Payments or portion thereof is to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of Contingent Payments payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each as allowable by the Depositary Trust Company; (vi) in the case of an entity, to any Affiliate of such entity; or (vii) to any Person, with FibroGen’s consent (which shall not be unreasonably withheld, conditioned or delayed). Any transfer in violation of this Section 2.13(i) shall be null and void and shall not be recognized by FibroGen or the Surviving Corporation.

(j) Subject to Section 483 of the Code or as otherwise required by law, any payments made pursuant to this Section 2.13 shall be treated by the Parties as an adjustment to the purchase price for Tax purposes.

Section 2.14. Close of Stock Transfer Books. [*], the stock transfer books of Fortis shall be closed and thereafter there shall be no further registration of transfers of shares of Fortis Capital Stock on the records of Fortis. [*], no shares of Fortis Capital Stock shall be deemed to be outstanding, and the holders of shares of Fortis Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable Law.

Section 2.15. Post-Closing Adjustment.

(a) [*] Fortis shall provide to FibroGen an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and a statement that sets forth its good faith calculations of the Closing Liability Amount (the “Estimated Closing Liability Amount”), including each component thereof, the Cash Amount (the “Estimated Closing Cash Amount”), and Closing Working Capital Adjustment (the “Estimated Closing Working Capital Adjustment”), and the resulting calculation of the Closing Payment (“Estimated Closing Payment”), each of which shall be determined in accordance with GAAP, and, to the extent in conformance with GAAP, applied in a manner consistent with the principles, practices, procedures, policies and methods used by Fortis in the preparation of the Latest Balance Sheet (the “Estimated Closing Statement”). [*] of the Estimated Closing Statement, Fortis shall provide to FibroGen, and its authorized representatives, reasonable access to all records used in preparing such Estimated Closing Statement (and employees of Fortis who can adequately answer questions on the Estimated Closing Statement) and, if applicable, Fortis’ outside accountants and their work papers and other documents used in preparing such Estimated Closing Statement, subject to FibroGen’s execution of customary access and non-reliance letters.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(b) [*] FibroGen shall prepare or cause to be prepared and delivered to the Sellers’ Representative a Closing Balance Sheet and a statement (the “Adjusted Closing Statement”) setting forth FibroGen’s good faith calculation of the Closing Liability Amount, including each component thereof, the Cash Amount, and the Closing Working Capital Adjustment, and the resulting calculation of the Closing Payment, which shall be determined in accordance with GAAP, applied in a manner consistent with the preparation, assumptions and estimates made or used in the preparation of the Latest Balance Sheet.

(c) The Sellers’ Representative will have a period [*] (the “Objection Period”) to notify FibroGen of any disagreements with FibroGen’s Adjusted Closing Statement. Any such notice shall be accompanied by supporting documentation containing reasonable detail. Failure to notify FibroGen within the Objection Period shall be deemed acceptance of FibroGen’s Adjusted Closing Statement, and upon the expiration of the Objection Period the Adjusted Closing Statement shall be final, conclusive and binding on the Parties. [*].

(d) [*].

(e) [*] (the “Negative Adjustment Amount”).

(f) If the Aggregate Closing Merger Consideration Adjustment Amount is positive, then the Sellers shall be entitled (after complying with the requirements described in Section 2.11(a)) to receive, pursuant to Section 2.15(g), their Pro Rata Percentages of an aggregate amount equal to the Aggregate Closing Merger Consideration Adjustment Amount (the “Positive Adjustment Amount”).

(g) [*].

Section 2.16. Dissenting Shares.

(a) Notwithstanding anything in this Option Agreement to the contrary, any shares of Fortis Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived its rights to appraisal and who has exercised and perfected appraisal or dissenters rights for such shares in accordance with Section 262 of the DGCL or Section 2115 and Chapter 13 of the CGCL and has not effectively withdrawn or lost such appraisal or dissenters rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Fortis Capital Stock set forth in Section 2.8 and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL or the CGCL.

(b) At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL or the CGCL. Notwithstanding the provisions of Section 2.16(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters rights under Section 262 of the DGCL or the CGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under Section 262 of the DGCL or the CGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Fortis Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Fortis Capital Stock set forth in Section 2.8, without interest, following surrender of the Certificate representing such shares (if any) in the manner provided in Section 2.11 or, in the case of a lost, stolen, mutilated, defaced or destroyed Certificate, upon delivery of the documents, if required, described in Section 2.11(b). Fortis shall give FibroGen prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments served pursuant to the DGCL or the CGCL and received by Fortis, and FibroGen shall have the right to participate in proceedings with respect to such demands. Fortis shall not, except with the prior written consent of FibroGen which shall be not unreasonably withheld, delayed or conditioned, voluntarily make any payment with respect to any demand for appraisal or settle or offer to settle any such demand.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 3
Option Exercise

Section 3.1. Notices; Updated Financial Statements.

(a) [*], Fortis shall notify FibroGen in writing (with email being sufficient) of the occurrence of any event or condition or the existence of any fact [*] that may reasonably be expected to cause any of the conditions to the obligations of FibroGen to consummate the Merger set forth in Section 4.2 not to be satisfied (“Periodic Updates”). If FibroGen delivers the Exercise Notice to Fortis during the Option Period, Fortis shall, within [*] of the Exercise Notice, deliver to FibroGen a revised Disclosure Schedule (the “Updated Disclosure Schedule”) reflecting the Periodic Updates and any other changes to the Disclosure Schedule delivered on the date of this Option Agreement arising from the occurrence of any event or condition or the existence of any fact during the Option Period required to make such Disclosure Schedule and Fortis’s representations and warranties contained in Article 5 true, complete and correct in all respects on and as of the Final Exercise Date as though made as of the Final Exercise Date; provided, that, Fortis may further update the Updated Disclosure Schedule prior to the delivery of the Final Exercise Notice in the same manner; provided, further, that if the events, conditions or facts described in a Periodic Update or an Updated Disclosure Schedule (or update thereto) (i) are not the result of a breach by Fortis of Section 7.1(b) and (ii) do not result in the breach or inaccuracy of a Fundamental Representation, subject to Section 5.4(j) (Capitalization) (collectively, “Disclosed Events”), then the contents of such Periodic Update or Updated Disclosure Schedule (or update thereto) shall be deemed to amend and supplement the Disclosure Schedule and will not give FibroGen any right to indemnification pursuant to Article 9 arising therefrom.

(b) In connection with the delivery of the Updated Disclosure Schedule, Fortis shall make available to FibroGen copies of all Contracts or other documents referenced in such Updated Disclosure Schedule, and shall provide to FibroGen any information reasonably requested by FibroGen in order to evaluate the information disclosed in the Updated Disclosure Schedule.

(c) No later than [*] of Fortis, Fortis shall deliver to FibroGen a statement setting forth the unaudited balance sheet of Fortis as of the such fiscal year-end, together with the unaudited statements of income, cash flows and changes in stockholders’ equity as of each of such fiscal year-ends, together with the footnotes thereto. Not later than [*] of Fortis, Fortis shall deliver to FibroGen a statement setting forth the balance sheet and statements of income, changes in stockholders’ equity and cash flows of Fortis as of and for the [*] (such statements, together with the financial statements described in the immediately preceding sentence, being referred to collectively as the “Updated Financial Statements”). The Updated Financial Statements (i) shall be prepared from the books and records of Fortis and shall be consistent with the books and records of Fortis, (ii) shall be prepared in accordance with GAAP, consistently followed throughout the periods indicated, (iii) shall be unaudited and (iv) shall present fairly, in all material respects, the financial condition, results of operations, stockholders’ equity and cash flows of Fortis, as of the respective dates thereof and for the periods referred to therein.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(d) If FibroGen has delivered the Exercise Notice to Fortis, FibroGen shall have [*] following Fortis’ delivery of the Updated Disclosure Schedule to review the Updated Disclosure Schedule (the “Due Diligence Review Period”; provided, that if any update to the Updated Disclosure Schedule is delivered by Fortis during the last [*] of the Due Diligence Review Period pursuant to Section 3.1(a), the Due Diligence Review Period shall be extended until the date that is [*] of such update to the Updated Disclosure Schedule), (i) Fortis, and Fortis’ employees, consultants and advisers, shall promptly respond to any reasonable due diligence requests from FibroGen, and (ii) Fortis shall during normal business hours and upon reasonable advanced written notice (A) make available for reasonable inspection by FibroGen and its Representatives all of Fortis’ properties, assets, books of accounts, records (including the work papers of Fortis’ independent accountants, subject to the execution of customary access letters), any and all data and Intellectual Property related to the Products, and Contracts and any other materials requested by any of them relating to Fortis and its existing businesses and assets and Liabilities at such times as FibroGen may reasonably request and (B) make available to FibroGen and its Representatives the officers, other senior management and Representatives of Fortis, at such times as FibroGen and its Representatives may reasonably request, to verify and discuss the information furnished to FibroGen and its Representatives; provided, however, that in no event shall Fortis be required to (1) contravene or violate any applicable Law, (2) breach its confidentiality obligations to Third Parties or (3) waive any attorney-client privilege; provided, further, that with respect to subclause (2) above, Fortis will use [*] to obtain any necessary consents from Third Parties to disclose such information. Any and all such inspections and access shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of Fortis.

(e) If FibroGen determines in good faith that, if FibroGen were to decide to consummate the transactions contemplated hereby, it would be reasonably likely to be required to file with the SEC pursuant to Rule 3-05 of Regulation S-X audited annual financial statements of Fortis (the “SEC Audited Financials”) and unaudited quarterly financial statements of Fortis (the “SEC Unaudited Financials”) for periods specified by Rule 3-05 of Regulation S-X (any SEC Audited Financials together with any SEC Unaudited Financials, the “SEC Financials”), FibroGen will provide written notice of such requirement at [*] to be filed with the SEC, and Fortis will use [*] to deliver to FibroGen as soon as reasonably practicable, the SEC Financials. The SEC Financials will be (a) prepared in accordance with the books and records of Fortis, (b) prepared in accordance with Regulation S-X and GAAP and (c) in the case of the SEC Audited Financials, accompanied by an opinion of an independent public accounting firm (the “S-X Auditor”), which opinion complies with Regulation S-X (the “Audit Opinion”). FibroGen shall pay for all costs and expenses incurred by Fortis in connection with the preparation of the SEC Financials, including the fees and expenses of the S-X Auditor and any independent contractor or consultant of Fortis or any of its Affiliates. Notwithstanding anything in this Option Agreement to the contrary, the delivery of the SEC Financials by Fortis to FibroGen shall not be a condition to FibroGen’s obligation to effect the Merger.

Section 3.2. Option Exercise.

(a) Fortis and Sellers acknowledge and agree that this Option Agreement is intended to afford FibroGen a fully-paid option to proceed with the Merger or to not proceed with the Merger in the Option Period, in the sole discretion of FibroGen. FibroGen may make an election to exercise the Option [*]. Such exercise shall be made by FibroGen delivering to Fortis written notice of such exercise in the form of Exhibit F before the Option Exercise Deadline (such notice, the “Exercise Notice”) and a subsequent Final Exercise Notice pursuant to Section 3.2(b). Fortis acknowledges and agrees that the delivery of the Exercise Notice does not in any way commit FibroGen to proceed with the Merger and is only a then-present statement to proceed with the Merger and to initiate pre-Closing actions by the Parties.

(b) FibroGen may withdraw an Exercise Notice at any time prior to the Closing, provided that FibroGen shall be permitted to exercise such withdrawal right only once. After review of the Updated Disclosure Schedule, FibroGen shall deliver written notice to Fortis [*] of its intention to either (i) withdraw the Exercise Notice and not proceed with the Merger (“Rejection Notice”) or (ii) proceed with the Merger (the “Final Exercise Notice”; and the date on which such notice is delivered, the “Final Exercise Date”). If FibroGen does not deliver a Final Exercise Notice or a Rejection Notice prior to the expiration of the Due Diligence Review Period, then FibroGen shall be deemed to have sent a Rejection Notice.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(c) FibroGen shall be permitted to deliver the Exercise Notice [*]. If FibroGen withdraws the Exercise Notice [*] or sends (or is deemed to have sent) a Rejection Notice pursuant to Section 3.2(b), this Agreement shall automatically terminate.

(d) Subject to the remedies set forth in Section 10.2, FibroGen’s withdrawal of the Exercise Notice, delivery of a Rejection Notice, or failure to deliver the Exercise Notice, shall not result in any Liability by FibroGen to Fortis or to the holders of Fortis Stock Options, Warrants or Fortis Capital Stock for any reason.

(e) For the avoidance of doubt, [*] then the Closing may occur after the Option Exercise Deadline in accordance with the terms of this Option Agreement, subject to FibroGen’s right to withdraw such Exercise Notice (if it has not previously withdrawn an Exercise Notice) before the Closing.

Article 4
Closing Conditions

Section 4.1. Conditions to Fortis’ Obligation. The obligation of Fortis to effect the Merger following delivery of the Final Exercise Notice is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Antitrust. Any waiting period (or extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(b) No Injunction or Legal Restraint. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction (other than any such orders, injunctions or decrees issued due to any Action commenced by or on behalf of Fortis, any Fortis Equityholder or the Sellers’ Representative) which has the effect of preventing the consummation of the Merger shall be in effect.

Section 4.2. Conditions to FibroGen’s Obligation. FibroGen has no obligation to consummate the transactions contemplated by this Option Agreement at any time prior to FibroGen’s delivery of the Final Exercise Notice to Fortis. The obligation of FibroGen to effect the Merger following delivery of the Final Exercise Notice is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunction or Legal Restraint. The conditions described in Section 4.1(b).

(b) Compliance Certificate. Fortis shall deliver to FibroGen a certificate in the form attached as Exhibit G (the “Fortis Compliance Certificate”), dated as of the Closing Date, executed by an authorized officer of Fortis, certifying (i) (A) that the representations and warranties of Fortis set forth in this Option Agreement that are qualified as to materiality (including the definition of Material Adverse Change) or that are Fundamental Representations (except for the Fundamental Representations set forth in Section 5.4(a), Section 5.4(b), Section 5.4(c), and Section 5.4(e) and Section 5.4(f) (Capitalization) and Section 5.16 (Taxes)) shall be true and accurate in all respects, (B) the Fundamental Representations set forth in Section 5.4(a), Section 5.4(b), Section 5.4(c), and Section 5.4(e) and Section 5.4(f) (Capitalization), in each case subject to Section 5.4(j), shall be true and accurate in all respects, except for de minimis inaccuracies, and (C) all other representations and warranties of Fortis set forth in Article 5 of this Option Agreement (including Section 5.16 (Taxes)) shall be true and accurate in all material respects, in each case as of the date of this Option Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, (ii) to Fortis’ compliance in all material respects with all covenants, obligations and agreements of Fortis required to be performed or complied with by Fortis on or before the Closing Date, and (iii) that no Material Adverse Change of a nature described in Section 4.2(h) has occurred; in the case of clause (i) and (ii) above, except to the extent disclosed in any written notice delivered to FibroGen prior to the Closing Date or in the Updated Disclosure Schedule.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(c) Governmental Consents and Approvals. Fortis shall deliver evidence that all consents of Governmental Entities set forth on Schedule 4.2(c) have been obtained or made, and are in full force and effect.

(d) Contractual Consents and Approvals. Fortis shall deliver evidence that Fortis has obtained all consents and approvals of third parties set forth in Section 4.2(d) of the Disclosure Schedule (other than any such consent or approval under a Contract that has terminated prior to the Closing).

(e) FIRPTA Certificate. Fortis shall deliver a certificate dated the Closing Date pursuant to Treasury Regulations 1.897-2(h) (as described in Treasury Regulations 1.1445-2(c)(3)) stating that Fortis is not, and [*] was not, a U.S. real property holding corporation as defined in Section 897 of the Code.

(f) Termination of Stockholder Agreements. Fortis shall deliver to FibroGen evidence reasonably satisfactory to FibroGen of the termination of the Stockholder Agreements.

(g) Assignment of [*]. Fortis shall deliver to FibroGen evidence reasonably satisfactory to FibroGen of the assignment by [*] to Fortis of that certain [*].

(h) No Material Adverse Change. No Material Adverse Change shall have occurred after the delivery of the Updated Disclosure Schedule by Fortis to FibroGen that is continuing.

Article 5
Representations and Warranties of Fortis

Fortis represents and warrants to FibroGen that except as disclosed by Fortis in the Disclosure Schedule delivered on the date hereof and as may be updated by the Updated Disclosure Schedule pursuant to Section 3.1(a).

Section 5.1. Organization and Standing; No Subsidiaries.

(a) Fortis (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware; (ii) has all requisite corporate power and authority necessary to enable it to use its corporate or other name and to own or lease or otherwise hold and operate its assets and properties and to carry on its business as now being conducted; and (iii) is duly qualified, licensed or registered to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or registration necessary (except where such failure to be so qualified, licensed or registered would not reasonably be expected to result in a Material Adverse Change). Fortis has made available to FibroGen true, complete and correct copies of its Constitutive Documents, as amended, as in effect as of the date of this Option Agreement.

(b) Fortis has no, and has never had, any Subsidiaries. Fortis does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 5.2. Power and Authority; Binding Agreement. Subject to obtaining Shareholder Approval, Fortis has all requisite corporate power and authority to execute and deliver this Option Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by Fortis of this Option Agreement and the consummation by Fortis of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Fortis, and no other proceedings on the part of Fortis are necessary to authorize this Option Agreement or to consummate the Merger and the other transactions contemplated hereby other than (a) the Shareholder Approval, (b) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware, (c) the filing of a premerger notification and report form under the HSR Act, if necessary, and (d) such other material consents, approvals, orders, authorizations, registrations, declarations, filings and notices set forth on Section 5.5 of the Disclosure Schedule, if any. This Option Agreement has been duly executed and delivered by Fortis and, assuming the due authorization, execution and delivery by the other Parties, constitutes a valid, legal and binding obligation of Fortis, Enforceable against Fortis.

Section 5.3. Authorization.

(a) The board of directors of Fortis, at a meeting duly called and held at which all directors of Fortis were present or pursuant to an action by written consent, duly and unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Option Agreement and the other transactions contemplated hereby; (ii) determining that the Merger Consideration is fair to Fortis Shareholders and declaring that the Merger, this Option Agreement and the other transactions contemplated hereby are in the best interests of Fortis Shareholders; (iii) adopting this Option Agreement; (iv) authorizing Fortis to enter into this Option Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Option Agreement; (v) directing that the Merger and this Option Agreement be submitted to Fortis Shareholders at a meeting or by written consent in lieu of a meeting for a vote for adopting this Option Agreement and approving the Merger; and (vi) recommending that Fortis Shareholders vote to approve and adopt this Option Agreement and approve the Merger.

(b) The only votes or consent of holders of any class or series of Fortis Capital Stock necessary to approve and adopt the Merger, this Option Agreement and the other transactions contemplated hereby are the affirmative votes or consent of (i) the holders of at least [*] of the outstanding shares of Fortis Preferred Stock and (ii) the holders of at least a [*] of the outstanding shares of Fortis Common Stock on an as-converted to Fortis Common Stock basis (collectively, the “Shareholder Approval”).

Section 5.4. Capitalization.

(a) Section 5.4(a) of the Disclosure Schedule sets forth the authorized Capital Stock of Fortis, including the number of (i) authorized and (ii) issued and outstanding shares of the following: (A) common stock, $0.0001 par value per share, including Restricted Stock (the “Fortis Common Stock”), and (B) Series A preferred stock, $0.0001 par value per share (the “Fortis Preferred Stock”). The rights, preferences, privileges and restrictions of Fortis Preferred Stock are as stated in the Constitutive Documents of Fortis. Section 5.4(a) of the Disclosure Schedule sets forth the number of shares of Fortis Common Stock: (x) reserved for issuance under the Fortis Stock Plan, (y) subject to Fortis Stock Options currently outstanding under the Fortis Stock Plan and (z) that remain available for future issuance under the Fortis Stock Plan. The information in subclauses (c) and (d) of the defined term “Schedule I” (as may be updated pursuant to this Agreement prior to any applicable payment hereunder) is true, complete and correct as of the date of any payment required hereunder except for de minimis inaccuracies.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(b) Section 5.4(b) of the Disclosure Schedule sets forth a true, complete and accurate list of the holders of Fortis Capital Stock, showing the number of shares of such Capital Stock, and the class or series of such shares, held by each such shareholder, whether such shares are Restricted Stock (and, if so, whether such shares are subject to a valid election under Section 83(b) of the Code) and, with respect to shares other than Fortis Common Stock, the number of shares of Fortis Common Stock (if any) into which such shares are convertible. All Restricted Stock was issued in connection with the early exercise of Fortis Stock Options granted under the Fortis Stock Plan, and all obligations with respect to Taxes owed by Fortis relating to the Restricted Stock have been satisfied in full. Fortis holds no shares of Fortis Capital Stock in its treasury. All of the issued and outstanding shares of Fortis Capital Stock have been offered, issued and sold by Fortis in all material respects in compliance with all applicable federal and state securities Laws.

(c) Other than the Fortis Capital Stock, Fortis Stock Options and Warrants set forth on the Capitalization Table, there are no outstanding options, warrants, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements for the purchase or acquisition from Fortis of any shares of Fortis Capital Stock.

(d) All of the outstanding shares of Fortis Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. [*], the shares of Fortis Capital Stock owned as of the date hereof by each record holder listed on Section 5.4(b) of the Disclosure Schedule are owned free and clear of all Liens.

(e) Section 5.4(e) of the Disclosure Schedule (together with Section 5.4(a) and Section 5.4(b) of the Disclosure Schedule, the “Capitalization Table”) sets forth a true, complete and accurate list of (i) all holders of outstanding Fortis Stock Options, indicating, with respect to each Fortis Stock Option, the name of the holder thereof, the number of shares of Fortis Common Stock subject to such Fortis Stock Option, the exercise price, date of grant, and vesting schedule, including any accelerated vesting conditions, and whether such Fortis Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code; and (ii) all holders of outstanding Warrants, indicating, with respect to each Warrant, the number of shares of Fortis Capital Stock, and the class or series of such shares subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof.

(f) There is no outstanding Fortis Stock Option that has not been granted under the Fortis Stock Plan. Fortis has made available to FibroGen true, complete and correct copies of the Fortis Stock Plan and all Contracts evidencing Fortis Stock Options and Warrants. All of the shares of Fortis Capital Stock subject to Fortis Stock Options and Warrants will be, upon issuance pursuant to the exercise of such Contracts and the Fortis Stock Plan, duly authorized, validly issued, fully paid and nonassessable. No Fortis Stock Option is exercisable for any class or series of Fortis Capital Stock other than Fortis Common Stock. Each Fortis Stock Option (A) was granted in compliance in all material respects with all applicable Law and all terms and conditions of the Fortis Stock Plan, (B) has an exercise price per share of Fortis Common Stock equal to or greater than the fair market value of a share of Fortis Common Stock on the date of such grant, (C) is otherwise exempt from the requirements of Section 409A of the Code, and (D) has a grant date identical to the date on which the board of directors of Fortis (or the appropriate committee thereof) actually approved the Fortis Stock Option.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(g) None of the shares of Fortis Capital Stock have been issued in violation of any subscription, Warrant, option, call, commitment, right of first refusal, preemptive right, conversion right, Fortis Stock Option, convertible security or other similar right, or any Contract to which Fortis is subject, bound or a party or otherwise. Except for the Fortis Stock Options, Restricted Stock and Warrants set forth on the Capitalization Table, none of the shares of Fortis Capital Stock are subject to any subscription, warrant, option, call, commitment, right of first refusal, preemptive right, conversion right or other similar right under any Law, or any Contract to which Fortis is subject, bound or a party or otherwise. Fortis has no obligation (contingent or otherwise) to grant, issue or otherwise sell any subscription, warrant, option, call, commitment, right of first refusal, preemptive right, Fortis Stock Option, convertible security, “phantom” stock right or other similar right, or to grant, issue, distribute or otherwise sell to holders of any shares of its Capital Stock any evidences of Indebtedness or assets of Fortis. Fortis has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Capital Stock, or other equity or voting interest in, Fortis or any other Person or to pay any dividend or to make any other distribution in respect of its Capital Stock. Fortis has no obligation (contingent or otherwise) to vote or dispose of any shares of its Capital Stock or other equity or voting interest. There are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of Fortis Common Stock or the value of Fortis or any part thereof. Except as set forth in the Capitalization Table, there are no equity securities of Fortis reserved for issuance for any purpose.

(h) Except as set forth in Section 5.4(h) of the Disclosure Schedule, there is no Contract between Fortis and any holder of its securities, or, [*], among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co‑sale rights or “drag‑along” rights), registration under the Securities Act, or voting, of any Fortis Capital Stock.

(i) There is no Indebtedness that provides its holder with the right to vote on any matters on which shareholders of Fortis may vote.

(j) Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Option Agreement, the Capitalization Table provided as Section 5.4(a), Section 5.4(b) and Section 5.4(e) of the Disclosure Schedule and any representations and warranties that reference the Capitalization Table or Section 5.4(a), Section 5.4(b) and Section 5.4(e) of the Disclosure Schedule shall be true, complete and accurate as of the date hereof (and the representations and warranties with respect to the Capitalization Table provided in the Disclosure Schedule are made solely as of the date hereof), and the Capitalization Table provided as Section 5.4(b) and Section 5.4(e) of the Updated Disclosure Schedule shall be true, complete and accurate as of the Closing Date (and the representations and warranties with respect to the Capitalization Table provided in the Updated Disclosure Schedule are made solely as of the Closing Date).

Section 5.5. Noncontravention.

(a) The execution and delivery by Fortis of this Option Agreement, the consummation of the Merger and the other transactions contemplated hereunder and the compliance by Fortis with the provisions of this Option Agreement, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Fortis under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constitutive Documents of Fortis, (ii) any Material Contract, or (iii) any Law or Judgment applicable to Fortis or its assets or properties, except in the case of clauses (ii) and (iii), where such violation, breach, conflict, default, termination, cancellation, acceleration, loss of material benefit, creation of a Lien, or increased, additional accelerated or guaranteed right or entitlement does not constitute a Material Adverse Change and that individually or in the aggregate are not likely to impair in any material respect the ability of Fortis to perform its obligations under this Option Agreement or any agreement contemplated by this Option Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(b) No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is necessary or required by Fortis in connection with the execution and delivery by Fortis of this Option Agreement, the consummation by Fortis of the Merger and the other transactions contemplated by this Option Agreement or the compliance by Fortis with the provisions of this Option Agreement, except for (i) if applicable, the filing of a premerger notification and report form under the HSR Act, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law; (ii) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Fortis is qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Fortis to perform its obligations under this Option Agreement or any agreement contemplated by this Option Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

Section 5.6. Compliance with Laws; Regulatory Matters.

(a) Fortis is, and in the [*] has been, in material compliance with all applicable Laws and Judgments of any Governmental Entity applicable to it or to the conduct by Fortis of its business, or the ownership or use of any of its assets and properties. Fortis has not received, since its incorporation, a written or, to its knowledge, oral notice or communication alleging a possible material violation by Fortis of any applicable Law or Judgment of any Governmental Entity applicable to its businesses or operations.

(b) The Products at all times have been developed, tested, labeled, manufactured, and stored, as applicable, by or on behalf of Fortis in compliance in all material respects with all applicable Laws in the U.S., including the FFDCA or any regulations adopted thereunder by any Regulatory Entity (including, as applicable, those requirements relating to the FDA’s current GMP, GLP, and GCP), and, with respect to any activities conducted in the EU, the EMA. Fortis has generated, prepared, maintained and retained all material information, data and biological materials that are required to be generated, prepared, maintained or retained by Fortis with respect to Products pursuant to, and in accordance in all material respects with, GCP, GLP, GMP and other applicable Laws. Fortis has not received written or, [*], oral notice of any pending or threatened Action from the FDA or any other Regulatory Entity alleging that any operation or activity of Fortis is in violation of the FFDCA or any analogous applicable Laws promulgated by applicable Governmental Entities outside the U.S.

(c) Fortis has made available to FibroGen a true, complete and correct copy of all material Regulatory Materials submitted to any Regulatory Entity by Fortis or in Fortis’ possession. All Regulatory Materials submitted to any Regulatory Entity by Fortis were true and accurate in all material respects as of the date of submission to such Regulatory Entity.

(d) To the extent required by applicable Laws, all preclinical studies and tests and Clinical Trials conducted by Fortis with respect to Products have been, and if still pending are being, conducted in material compliance with research protocols, GLP, GCP, and all applicable Laws in the U.S., including the FFDCA (or any regulations adopted thereunder), and, with respect to any activities conducted in the EU, the EMA. [*], all preclinical studies and tests and Clinical Trials conducted on behalf of Fortis with respect to Products have been, or if pending, are being conducted in material compliance with research protocols, GLP, GCP, and all applicable Laws in the U.S., including the FFDCA (or any regulations adopted thereunder), and, with respect to any activities conducted in the EU, the EMA. No preclinical study or test or Clinical Trial conducted by or on behalf of Fortis with respect to Products has been terminated or suspended prior to completion, and no Regulatory Entity or clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a preclinical study or test or Clinical Trial conducted by or on behalf of Fortis with respect to Products has commenced, or, [*], threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend or refuse to commence, any proposed or ongoing investigation or study or Clinical Trial conducted or proposed to be conducted by or on behalf of Fortis with respect to Products.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(e) Fortis has not received any written notice that any Regulatory Entity, or any relevant institutional review board, independent ethics committee or any other similar body has initiated, or threatened to initiate, any action to (i) suspend any Clinical Trial conducted by or on behalf of Fortis, or suspend or terminate any IND sponsored by Fortis or otherwise restrict or delay the preclinical or nonclinical research on or clinical study, in each case, of any Product, or (ii) recall, suspend or otherwise restrict the manufacture of any Product.

(f) Fortis has not received any written notice that any relevant institutional review board or independent ethics committee has refused to approve (i) any Clinical Trial conducted or proposed to be conducted by or on behalf of Fortis or (ii) any substantial amendment to a protocol for any Clinical Trial conducted or proposed to be conducted by or on behalf of Fortis, in each case with respect to any Product.

(g) Fortis is not subject to any investigation that is pending and of which Fortis has been notified in writing or, [*], which has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. §3729).

(h) Fortis has complied in all material respects with all applicable security and privacy standards regarding protected health information relating to the Products under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder and (ii) any applicable state privacy laws.

(i) All manufacturing operations conducted by or for the benefit of Fortis with respect to the Products have been and are being conducted in material compliance with applicable Laws, including, to the extent applicable, GMP.

(j) Neither Fortis nor, [*], any Fortis Personnel or Affiliate has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Regulatory Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws. Neither Fortis nor, [*], any Fortis Personnel has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Laws, including 21 U.S.C. §335a and 42 U.S.C. §1320a-7. No Actions that would reasonably be expected to result in such a debarment or exclusion of Fortis are pending or, [*], threatened, against Fortis or, [*], any Fortis Personnel.

(k) There are no Actions pending with respect to which Fortis has been served and, [*], there are no other Actions pending, in each case, with respect to an alleged violation by Fortis of the FFDCA (or any regulations adopted thereunder), the Controlled Substances Act of 1970, as amended, or any other applicable Laws promulgated by any Regulatory Entity that applies to the regulatory status of any Product.

(l) Fortis has not received any warning letter or untitled letter, report of inspectional observations, including FDA Form 483s, establishment inspection reports, notices of violation, clinical holds, enforcement notices or other documents from any Regulatory Entity, or any institutional review board, independent ethics committee or similar body, alleging a lack of compliance by Fortis with any applicable Laws.

(m) Fortis has not marketed, advertised, distributed, sold, or commercialized any Product.

(n) Fortis has made available to FibroGen all material written preclinical, clinical and other experimental data in Fortis’ possession relating to Products or the exploitation thereof relating to activities performed by or on behalf of Fortis, and has not concealed or withheld from FibroGen any such data.

(o) [*], there are no safety, efficacy, or regulatory issues, other than the information that has previously been made available to FibroGen, that would preclude FibroGen or the Surviving Corporation from exploiting the Products in compliance with applicable Laws.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 5.7. Permits. Fortis validly holds and has in full force and effect all material Permits necessary for it to own, lease or operate its assets and properties and to carry on its businesses as now conducted, and there has occurred no violation of, or default (with or without notice or lapse of time or both) under, or event giving to any Governmental Entity any right of termination, amendment or cancellation of, any such Permit, except where such violation, default or event would not, individually or in the aggregate, reasonably expected to be material to Fortis. Fortis has complied in all material respects with the terms and conditions of all material Permits issued to or held by Fortis. No Action is pending or, [*], threatened seeking the revocation or limitation of any material Permit issued to or held by Fortis. Section 5.7 of the Disclosure Schedule lists each material Permit issued or granted to or held by Fortis, true, complete and correct copies of which have been made available to FibroGen. All of the Permits listed on Section 5.7 of the Disclosure Schedule are held in the name of Fortis, and none are held in the name of any Fortis Personnel or agent or otherwise on behalf of Fortis.

Section 5.8. Financial Statements. Section 5.8 of the Disclosure Schedule sets forth (i) the unaudited balance sheet as of the most recent fiscal year end of Fortis, together with the statement of operations and cash flows of Fortis for such fiscal year, and (ii) the unaudited balance sheet as of [*] (such date, the “Most Recent Balance Sheet Date”), together with the statement of operations and cash flows of Fortis for the [*] (the statements referred to in clauses (i) and (ii), together with the SEC Financials, if any, being referred to collectively as the “Financial Statements”). The Financial Statements (and the Updated Financial Statements delivered to FibroGen following the date of this Option Agreement pursuant to Section 3.1(c) will) (x) have been prepared from the books and records of Fortis and are consistent with the books and records of Fortis, (y) have been prepared in accordance with GAAP, consistently followed throughout the periods indicated, and with respect to the SEC Financials, if any, in accordance with Regulation S-X, and (z) present fairly, in all material respects, the financial condition, results of operation, stockholders’ equity and cash flows of Fortis as of the respective dates thereof and for the periods referred to therein, except for the absence of footnotes and immaterial year-end adjustments.

Section 5.9. Absence of Changes or Events. Except as expressly contemplated by this Option Agreement, since the Most Recent Balance Sheet Date and through the date hereof, (a) there has occurred no Material Adverse Change and (b) Fortis has not taken any actions that, if taken after the date of this Option Agreement, would constitute a material breach of any of the covenants set forth in Section 7.1.

Section 5.10. Undisclosed Liabilities. Fortis has no Liabilities, except for such Liabilities (a) set forth or adequately provided for in the balance sheet in the Financial Statements or, as of the Closing Date, the Updated Financial Statements, (b) that have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date or, as of the Closing Date, the most recent Updated Financial Statements delivered to FibroGen, and which are not material in amount, (c) set forth in Contracts and are to be performed following the date hereof, other than obligations due to any breaches or non-performance thereunder or for indemnification for pre-Closing acts or omissions, (d) liabilities that are not individually or in the aggregate material to Fortis as a whole, or (e) that have been incurred pursuant to or in connection with the execution, delivery or performance of this Option Agreement and the Evaluation Agreement.

Section 5.11. Assets; Personal Property.

(a) Fortis is the true and lawful owner and has good and valid title to all tangible assets reflected on the Most Recent Balance Sheet or thereafter acquired except those sold or otherwise disposed of or consumed in the Ordinary Course of Business since the Most Recent Balance Sheet Date and not in violation of this Option Agreement, in each case, free and clear of all Liens, other than Permitted Liens. Fortis’ representations and warranties under this Section 5.11 are not made with respect to matters relating to Intellectual Property, which are covered by Section 5.14.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(b) Section 5.11(b) of the Disclosure Schedule sets forth any Contract pursuant to which Fortis leases personal property as lessee or lessor (the “Personal Property Leases”). Fortis has (i) good, valid and marketable title to all of the personal property purported to be owned by Fortis, and (ii) valid leasehold interests in all personal property purported to be leased by it, in each case of clauses (i) and (ii), free and clear of all Liens, other than Permitted Liens. Fortis enjoys peaceful and undisturbed possession under all Personal Property Leases. All personal property owned or leased by Fortis is maintained in good operating condition, reasonable wear and tear excepted, for the purposes for which it is currently being used. Fortis has provided to FibroGen true and accurate copies of all Personal Property Leases.

Section 5.12. Real Property. Fortis owns no fee title to real property. Fortis does not currently lease any real property.

Section 5.13. Contracts.

(a) Section 5.13(a) of the Disclosure Schedule lists the following Contracts that are in effect and to which Fortis is a party or to which it, or any of its assets and properties, is bound (each such Contract, a “Material Contract”):

(i) (A) employment, individual independent contractor or consulting Contracts with any current employee, independent contractor or consultant (other than any such Contracts with any Fortis Personnel whose annual compensation in connection with services provided to Fortis by such Fortis Personnel does not exceed [*] and that may be terminated by Fortis at-will without notice or the payment of any severance or termination payments or other material Liability to Fortis) and (B) collective bargaining agreements or other Contracts with any Union;

(ii) Contracts that limit the freedom of Fortis to compete in any line of business or geographic or therapeutic area or otherwise restricting the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the products and services that Fortis currently plans to develop, or to make use of any of the Intellectual Property rights of Fortis after the Closing Date, other than non-disclosure Contracts entered into in the Ordinary Course of Business or in connection with this Option Agreement;

(iii) Contracts containing any “non-solicitation” or “no-hire” provision that restricts Fortis, other than vendor Contracts entered into in the Ordinary Course of Business with standard service provider non-solicitation provisions;

(iv) Contracts with or involving any current or former holder of Fortis Capital Stock (other than Contracts with respect to the issuance of Fortis Capital Stock, including any stock option or equity award agreements with Fortis Personnel);

(v) Personal Property Leases providing for lease payments in excess of [*];

(vi) Contracts for the purchase or sale of products or the furnishing or receipt of services (A) calling for performance over a period of more than [*], (B) requiring or otherwise involving payment by or to Fortis of more than [*], to the extent the Contract is not terminable without penalty on [*] or shorter notice, (C) in which Fortis has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or (D) in which Fortis has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(vii) Contracts (or letters of intent) involving the disposition or acquisition of any product line, business or significant portion of the assets, properties or business of Fortis, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(viii) Contracts relating to capital expenditures in excess of [*] or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies in the Ordinary Course of Business);

(ix) Contracts for any joint venture, partnership, joint product development, strategic alliance or co-marketing arrangement;

(x) Contracts granting a third party any license or sublicense to any Fortis Intellectual Property, or pursuant to which Fortis has been granted by a third party any license or sublicense to any Intellectual Property, or any other license, sublicense, option or other Contract relating in whole or in part to Fortis Intellectual Property or the Intellectual Property of any other Person, except, in each case, for standard end-user, internal use software licenses for the use of commercial “shrink-wrapped” software or Off-the-Shelf Software, non-disclosure agreements, Invention Assignment Agreements or Contracts that include non-exclusive rights or licenses granted to Fortis that are ancillary to Fortis’s purchase or use of commercially available equipment, reagents, or materials, in each case entered into in the Ordinary Course of Business;

(xi) Contracts to which Fortis is a party as of the date hereof relating to Clinical Trials in respect of products (including Products) of Fortis or any Subsidiary of Fortis;

(xii) Contracts setting forth any right of first refusal, right of first negotiation or right of first offer in favor of a party other than Fortis;

(xiii) any agency, dealer, sales representative, distribution, marketing or other similar agreements;

(xiv) Contracts under which Fortis has borrowed (or may borrow) any money from, or issued (or may issue) any note, bond, debenture or other evidence of indebtedness for borrowed money, to any Person (other than trade debt incurred in the Ordinary Course of Business, payments or benefits owed to employees, independent contractors or consultants);

(xv) Contracts (including so-called take-or-pay or keepwell agreements) under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness or Liabilities of Fortis or (B) Fortis has directly or indirectly guaranteed or assumed Indebtedness or Liabilities of any Person (in each case, other than endorsements for the purposes of collection in the Ordinary Course of Business)

(xvi) Contracts under which Fortis has made or will make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Fortis) or any Contracts relating to the making of any such advance, loan, extension of credit, capital contribution or other investment;

(xvii) Contracts involving any resolution or settlement of any material Action;

(xviii) any Contracts containing any covenant not to sue, concurrent use agreement, settlement agreement, pre-rights declarations, co-existence agreement or other consent with respect to Fortis Intellectual Property;

(xix) Contracts providing that Fortis or any Fortis Personnel maintain the confidentiality of any information, or providing for any Person to maintain the confidentiality of any information material to Fortis, in each case, other than entered into in the Ordinary Course of Business; and

(xx) any other Contracts involving future payments by Fortis in the [*] in excess of [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(b) Each Material Contract is in full force and effect, and is valid and binding and Enforceable in accordance with its terms against Fortis and, [*], the other parties thereto. A true, correct and complete copy of each written Material Contract has been made available to FibroGen. There is no material violation, breach (including, [*], anticipatory breach) or default under any Material Contract by Fortis or, [*], by any other party thereto, and Fortis has not received or given written notice of any material default on the part of any party in the performance or payment of any Material Contract.

Section 5.14. Intellectual Property.

(a) Scheduled Intellectual Property. Section 5.14(a) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property and applications therefor, owned by or exclusively licensed to Fortis (collectively, the “Fortis Registrations”). Section 5.14(a) of the Disclosure Schedule also identifies each proprietary software program, each social media account and handles, each trade name, each unregistered trademark, service mark, or trade dress, and each unregistered copyright owned by or exclusively licensed to Fortis that, in each case, is material to the Business. For purposes of this Option Agreement, all items listed on Section 5.14(a) of the Disclosure Schedule shall be called “Scheduled Intellectual Property”. Section 5.14(a) of the Disclosure Schedule specifically identifies those items of Scheduled Intellectual Property that are exclusively licensed to Fortis, including the identification of the Contractual Obligation pursuant to which each such item of Intellectual Property is licensed. For each of Fortis Registrations, Section 5.14(a) of the Disclosure Schedule includes the following information: the relevant registration or application number, the owner of record, the country or jurisdiction, and the filing or registration date. Each of Fortis Registrations is subsisting, and [*], valid and enforceable.

(b) Title to Fortis Registrations. Except as disclosed on Section 5.14(b) of the Disclosure Schedule,

(i) [*] Fortis owns all rights, titles, and interests in and to each item of Fortis Registrations, free and clear of any Lien other than Permitted Liens and licenses granted in the Outbound IP Contracts identified in Section 5.14(f) of the Disclosure Schedule or any Contract not required to be identified in Section 5.14(f) of the Disclosure Schedule, and Fortis is the owner of record of all Fortis Registrations; and

(ii) no Fortis Registration is subject to any outstanding Government Order, and no written Action (including any opposition, cancellation, interference, inter partes review, or re-examination) is pending or, [*], threatened in writing, that challenges the legality, validity, enforceability, use, scope or ownership of any Fortis Registration.

(c) Sufficiency. Except as disclosed on Section 5.14(c) of the Disclosure Schedule, [*], Fortis owns or has adequate rights to use all Technology and Intellectual Property used or proposed to be used in connection with the Business as currently conducted and with the Exploitation of the Products as existing as of the date of this Option Agreement (including as contemplated under the Evaluation Agreement), without, [*], any infringement, misappropriation or violation of the Intellectual Property of others. The Surviving Corporation will continue to own or have after the Closing, valid rights or licenses as are sufficient to use all of the Intellectual Property and Technology used by Fortis to the same extent as prior to the Closing. The consummation of the transactions contemplated by this Option Agreement will not result in the loss or impairment of Fortis’ rights in any Fortis Intellectual Property or Technology and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any agreement as to which Fortis is a party and pursuant to which Fortis is authorized or licensed to use any third party Intellectual Property.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(d) Infringement of Third Party IP. Except as disclosed on Section 5.14(d) of the Disclosure Schedule, (i) [*], neither the conduct by Fortis of its Business as currently conducted nor the Exploitation of any Products as existing as of the date of this Option Agreement has infringed upon, misappropriated, or violated any Intellectual Property of any Third Party, and (ii) neither Fortis nor any Predecessor has received any written charge, complaint, claim, demand, or notice from any Third Party alleging infringement, misappropriation, or violation of the Intellectual Property of such Third party (including any request or demand to refrain from using any Intellectual Property of any Third Party in connection with the conduct of the Business as currently conducted or the Exploitation of any Products as existing as of the date of this Option Agreement).

(e) Infringement of Fortis IP. Except as disclosed on Section 5.14(e) of the Disclosure Schedule, (i) [*], no Person has infringed upon, misappropriated, or violated any Fortis Intellectual Property owned by or exclusively licensed to Fortis, and (ii) neither Fortis nor any Predecessor has made any written charge, complaint, claim, demand, or notice against or to any Third Party alleging infringement, misappropriation, or violation of any such Fortis Intellectual Property (including any request or demand to refrain from using any such Fortis Intellectual Property).

(f) IP Contracts. Section 5.14(f) of the Disclosure Schedule identifies under separate headings each Contractual Obligation, whether written or oral, (i) under which Fortis licenses or acquires any right in an item of Technology or any Intellectual Property that any Person besides Fortis owns that is used by Fortis in the Business as currently conducted or proposed to be conducted or that is necessary or useful for the Exploitation of any Products, or owes any royalties or other payments to any Person for the use of any Intellectual Property or Technology; but excluding Contractual Obligations that are (A) related to Off-the-Shelf Software, (B) non-disclosure agreements, or agreements that include non-exclusive licenses granted to Fortis that are ancillary to Fortis’s purchase or use of commercially available equipment, reagents, or materials, in each case entered into in the Ordinary Course of Business (the “Inbound IP Contracts”) and (ii) under which Fortis has granted any Person any right or interest in any Fortis Intellectual Property; but excluding Contractual Obligations that are material transfer agreements, clinical trial agreements, non-disclosure agreements or non-exclusive licenses granted to service providers or contractors solely for the purposes of the provision of services to Fortis and that do not grant any commercial rights to any products or services of Fortis, in each case entered into in the Ordinary Course of Business (the “Outbound IP Contracts”) (collectively, clauses (i) and (ii), the “IP Contracts”).

(g) Confidentiality and Invention Assignments. Fortis has maintained [*] to protect the confidentiality of Fortis’ confidential information and trade secrets pertaining to Fortis’s Business or any Product, and, except as disclosed on Section 5.14(g) of the Disclosure Schedule, have required all employees and other Persons with access to Fortis’ confidential information to execute Enforceable Contractual Obligations requiring them to maintain the confidentiality of such information and use such information only for the benefit of Fortis. All current and former employees and contractors of Fortis who contributed to the creation or development of Fortis Intellectual Property owned or purported to be owned by Fortis have executed Enforceable Contractual Obligations that assign to Fortis all of such Person’s respective rights, including Intellectual Property, relating to such Fortis Intellectual Property (each, an “Invention Assignment Agreement”).

(h) Privacy and Data Security. Fortis’ Handling of any Personal Information is in compliance in all material respects with Legal Requirements and Contractual Obligations (including privacy policies and terms of use) applicable to Fortis or to which Fortis is bound. Fortis maintains and complies in all material respects with written policies and procedures regarding data security and privacy and maintains [*] safeguards that are designed to protect Personal Information in compliance in all material respects with all Legal Requirements and Contractual Obligations applicable to Fortis or to which Fortis is bound. [*], there has been no (i) material unauthorized acquisition of, access to, loss of, misuse (by any means) of any Personal Information, confidential information or trade secret, or (ii) material unauthorized or unlawful Handling of any Personal Information, confidential information or trade secret, in each case, used or held for use by or on behalf of Fortis.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 5.15. Litigation. There is no Action that is pending or, [*], threatened against Fortis (or directors, officers or employees of Fortis, to the extent such Action relates to Fortis) or any assets or properties of Fortis. There are no Judgments outstanding against Fortis (or directors, officers or employees of Fortis, to the extent such Judgments relate to Fortis) or any assets or properties of Fortis. In the [*], there has not been any Action in respect of Fortis that (a) resulted in a Judgment against or settlement by Fortis (whether or not such Judgment or settlement was paid, in whole or in part, by an insurer of Fortis or other third party), (b) resulted in any equitable relief or (c) relates to the Merger and the other transactions contemplated by this Option Agreement or the Ancillary Agreements. There is no Action pending by Fortis, or which Fortis intends to initiate, against any other Person.

Section 5.16. Taxes.

(a) All income and other material Tax Returns with respect to Fortis that are required to have been filed have been duly and timely filed with the appropriate Taxing Authority and such income and other material Tax Returns were true, correct and complete in all material respects. All Taxes owed by Fortis (whether or not shown as due and payable on any Tax Returns) have been timely paid.

(b) All Taxes that Fortis has been required to deduct, collect or withhold in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, have been duly deducted, collected or withheld and have been duly and timely paid to the appropriate Taxing Authority, and Fortis has complied in all material respects with all associated or unrelated reporting and record keeping requirements.

(c) No dispute, audit, investigation, proceeding or claim concerning any Liability for Taxes of Fortis has been raised by a Taxing Authority and, [*], no such dispute, audit, investigation, proceeding or claim is threatened, pending, being conducted or claimed. Fortis has provided or made available to FibroGen true, correct and complete copies of all U.S. federal and California income Tax Returns that have been filed by Fortis during the [*].

(d) There are no Liens for Taxes (other than those described in clause (i) of Permitted Liens) on the assets and properties of Fortis.

(e) No written claim has ever been received by Fortis from a Taxing Authority, in a jurisdiction where Fortis does not file Tax Returns or does not pay Taxes, that Fortis is (or may be) required to file Tax Returns in or be subject to Tax by that jurisdiction.

(f) No waivers of statutes of limitation with respect to the Taxes or Tax Returns of Fortis have been given by or requested from Fortis other than pursuant to automatic extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business. No agreement or arrangement extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by Fortis is in effect and Fortis is not the beneficiary of any extension of time within which to file any Tax Return, in each case, other than pursuant to automatic extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business. There is no power of attorney given by or binding upon Fortis with respect to Taxes that will remain in effect following the Closing Date. No closing agreements, private letter rulings, technical advice memorandum or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of Fortis.

(g) The unpaid Taxes of Fortis did not (i) as of the Most Recent Balance Sheet Date materially exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth thereon, and (ii) will not, as of the Closing Date, exceed either (A) that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Fortis in filing its Tax Returns or (B) the reserve for Taxes set forth in the Estimated Closing Balance Sheet.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(h) Fortis will not be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Post-Closing Tax Period as a result of any (i) change of prior to the Closing, or improper use of, a method of accounting for a Pre-Closing Tax Period, (ii) installment sale or open transaction disposition made in a Pre-Closing Tax Period or (iii) prepaid amount received or paid, or deferred revenue existing, prior to the Closing Date outside of the Ordinary Course of Business, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of state, local, or foreign Tax law) as a result of any transaction or event occurring, or action taken, before the Closing or (v) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date.

(i) Fortis is not, and has not been during the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(j) Fortis is not, and has never been, a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than an affiliated group for which the common parent is Fortis). Fortis has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or comparable provision of domestic or foreign Tax Law), as a transferee or successor, by contract (other than any such customary commercial agreement entered into in the Ordinary Course of Business and not primarily related to Taxes) or otherwise by operation of Law.

(k) In the [*], Fortis has not constituted a “distributing corporation” or a “controlled corporation” in a distribution qualifying or purported to qualify for Tax-free treatment (in whole or in part) under Section 355(a) of the Code or under analogous provisions of domestic or foreign Tax Law.

(l) Fortis is not, and has never been, a “passive foreign investment company” as defined in Section 1297(a) of the Code or incurred any “personal holding company” Tax under Section 541 of the Code. Fortis is in material compliance with and maintains all appropriate documentation for transfer pricing requirements. Neither the Surviving Corporation nor any of its Affiliates would be required to include any amount in gross income pursuant to Section 951 or 951A of the Code with respect to any Subsidiary if the Taxable year of such Subsidiary were deemed to [*] (but not taking into account any activities or income of any such Subsidiary on such day). Fortis has no fixed place of business, or “permanent establishment” (within the meaning of an applicable income Tax treaty) in any country other than as set forth on Section 5.16(l) of the Disclosure Schedule.

(m) Fortis is not a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (other than agreements or arrangements entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).

(n) Fortis is not a party to any joint venture, partnership or other arrangement or Contract which is properly treated as a partnership for U.S. federal income Tax purposes.

(o) Fortis has not been a party to a transaction that is or is substantially similar to a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(p) Since the Most Recent Balance Sheet Date, Fortis has not made any changes in Tax accounting methods, principles, practices or policies, made, changed or revoked any material Tax election, settled any Tax claim, assessment or other proceeding in respect of material Taxes, surrendered any right to claim a refund of material Taxes, amended any income or other material Tax Return, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment other than pursuant to automatic extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(q) No Fortis Personnel is entitled to any gross-up, make-whole or other additional payment from Fortis with respect to any Tax or interest or penalty related thereto. Each Benefit Plan subject to Section 409A of the Code is in operational and documentary compliance in all material respects therewith.

(r) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, result in any payment or provision of any other benefit or right (including accelerated vesting) that, individually or collectively, would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code.

(s) Fortis has not taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(t) This Section 5.16 and Section 5.18 (to the extent related to Taxes) constitute the exclusive representations and warranties of Fortis with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based solely on the representations made in this Section 5.16 and Section 5.18 (to the extent related to Taxes) and shall not be based on the representations set forth in any other provision of this Option Agreement. The representations in this Section 5.16 refer only to the past activities of Fortis and are not intended to serve as representations to, or as a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning, or Tax positions taken, after the Closing Date; provided, that, the foregoing shall not apply to the last sentence of Section 5.16(f), Section 5.16(h), Section 5.16(m), and Section 5.16(n). Notwithstanding anything to the contrary in this Option Agreement, Fortis makes no representations as to the amount of, or limitations on the use after the Closing Date of, any net operating losses, capital losses, deductions, Tax credits and other similar items of Fortis.

Section 5.17. Insurance. Section 5.17 of the Disclosure Schedule contains a true, complete and correct list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned or held by Fortis, and Fortis has heretofore made available to FibroGen a true, complete and correct copy of all such policies. All such policies are valid and subsisting and in full force and effect in accordance with their terms, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. Fortis has complied in all material respects with the provisions of such policy under which it is an insured party. Fortis is not in default under any of such insurance policies in any material respect. There are no pending or, [*], threatened claims under any insurance policy.

Section 5.18. Benefit Plans.

(a) Section 5.18(a) of the Disclosure Schedule sets forth a complete list of each (i) “employee benefit plan” (as defined in section 3(3) of ERISA, whether or not subject to ERISA) and each (ii) retirement, deferred compensation, pension, savings, bonus, commission, equity or equity-based or other incentive, retention, employment, independent contractor, consulting, unemployment compensation, vacation or other paid time off, change of control, severance, health or welfare benefit, fringe benefit and other compensation or benefit agreement, Contract, plan, policy, program or arrangement, in each case, whether or not reduced to writing, that is or was sponsored, maintained, contributed to, or required to be contributed to by Fortis or any of its ERISA Affiliates or under or with respect to which Fortis or any of its ERISA Affiliates has any Liability (each, a “Benefit Plan”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(b) With respect to each material Benefit Plan, complete and correct copies of the following materials have been made available to FibroGen, as applicable: (i) the plan document and any amendments thereto (or if the Benefit Plan is unwritten, a written description of all material terms thereof); (ii) any related trust agreement, insurance contract or other funding vehicle; (iii) the current summary plan description and each summary of material modifications thereto, (iv) the annual report most recently filed with any Governmental Entity (e.g., Form 5500 and all schedules thereto); (v) the nondiscrimination testing reports (or safe harbor notices) for each of the [*]; (vi) the most recent determination, advisory or opinion letter received from the IRS; and (vii) all material, non-routine notices, letters, filings, and correspondence between Fortis and any Governmental Entity related to such Benefit Plan that relate to legal compliance of a Benefit Plan or that may impact benefits or Liabilities of such Benefit Plan in the [*].

(c) Each Benefit Plan has been established, maintained, operated, and administered in all material respects in accordance with Law and the requirements of such Benefit Plan’s governing documents. Neither Fortis nor, [*] any other Person, is in material breach of, or material default under, any Benefit Plan. There are no Actions or other claims (other than routine benefit claims) pending or, [*], threatened with respect to any Benefit Plan and there have been no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan that has not been fully corrected and there exists no circumstances [*] which could reasonably be expected to give rise to any such Actions or claims. Neither Fortis nor any of its ERISA Affiliates has breached in any material respect any fiduciary obligation with respect to the administration or investment of any Benefit Plan. Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is the subject of a favorable unrevoked determination, opinion or notification letter issued by the IRS as to its qualified status under the Code, and no circumstances have occurred that would reasonably be expected to adversely affect the tax qualified status of any such Benefit Plan or otherwise result in material Liability to Fortis.

(d) No Benefit Plan is, or within the [*] has been, the subject of an examination or audit by a Governmental Entity, or is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(e) None of the Benefit Plans are, and none of Fortis or any of its ERISA Affiliates has ever sponsored, maintained, contributed to, been required to contribute to, or had any Liability with respect to: (i) any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or any similar Law; (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Benefit Plan provides post-termination medical, welfare, or life insurance benefits to any Fortis Personnel or other Person, other than as required by Section 4980B of the Code or other applicable Law and at such individual’s sole expense.

(f) Each Benefit Plan that is a “group health plan” for purposes of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (the “Affordable Care Act”) has been maintained and administered in compliance in all material respects with the Affordable Care Act, to the extent applicable thereto, including, to the extent required by the Affordable Care Act, offering health care coverage that does not subject Fortis to any assessment under Section 4980H(a) or 4980H(b) of the Code, and Fortis does not have, and would not reasonably be expected to have, any material liabilities for Taxes under Sections 4975 through 4980 of the Code or Sections 4980A through 4980I of the Code.

(g) Neither the execution of this Agreement nor consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, (i) increase the amount of or result in the acceleration of time of payment, funding or vesting of compensation or benefits under any Benefit Plan, (ii) entitle any Fortis Personnel to any compensation or benefit under any Benefit Plan, or (iii) result in the forgiveness of indebtedness of any Fortis Personnel.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 5.19. Employee and Labor Matters.

(a) There is no (i) labor disruption or organizing activity, including any strike, work slowdown, lockout, work stoppage or picketing with respect to any current Fortis Personnel pending or, [*], threatened against or affecting Fortis, and there have been no such troubles, (ii) grievance or arbitration proceeding arising out of collective bargaining agreements to which Fortis is a party, including any claim for the management and administration of a collective bargaining agreement or (iii) any other labor dispute or unfair labor practice complaint pending or, [*], threatened against Fortis. Fortis is not bound by or otherwise subject to any collective bargaining agreement, collective bargaining convention, or other Contract with a Union, and no such Contract is being negotiated by Fortis. No current Fortis Personnel is represented by a Union, no demand for recognition of employees of Fortis has been made by, or on behalf of, any Union, and, [*], there has been no activity or proceeding of any Union to organize any employee of Fortis.

(b) Fortis is and has been in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, including wages and hours, the classification of employees and independent contractors and, [*], [*] has been in compliance in all material respects with all such Laws with respect to any Fortis Personnel employed or engaged by [*] to provide services to Fortis.

(c) There are and have been no Actions pending nor, [*], threatened by or before any Governmental Entity against or affecting Fortis concerning employment-related matters, or brought by or on behalf of any current or former job applicant of Fortis or Fortis Personnel against Fortis.

(d) Fortis and, [*], [*], have not, during the [*], taken any action with respect to Fortis Personnel that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment Retraining and Notification Act or would otherwise trigger similar notice requirements or liability under any state, local or foreign plant closing notice Law. No arbitration order, court decision, Judgment or Material Contract to which Fortis is a party or is subject in any way limits or restricts Fortis from relocating or closing any of the operations of Fortis.

(e) Section 5.19(e) of the Disclosure Schedule contains a true, complete and correct list, as of the date hereof, of each current Fortis Personnel, his or her current rate of annual base salary or current wage rate, bonus or other incentive target for the current fiscal year of Fortis, job title, employment or independent contractor status (including whether engaged directly by Fortis or through [*]), work location, credited service date and date of hire or engagement. No current Fortis Personnel (i) or group of current Fortis Personnel, [*], has given notice of termination of employment or engagement or otherwise disclosed plans to terminate employment or engagement with Fortis within the [*], (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration, or (iii) has been the subject of any sexual harassment, sexual assault, sexual discrimination or other misconduct allegations during his or her tenure at Fortis.

(f) No current Fortis Personnel is a party to or bound by any Contract, license or covenant of any nature, or subject to any Judgment of any Governmental Entity, that (i) may interfere with the use of such Person’s efforts to promote the interests of Fortis, (ii) may conflict with the business of Fortis or the Merger and the other transactions contemplated by this Option Agreement or (iii) would reasonably be expected to result in a Material Adverse Change. [*], no activity of any Fortis Personnel as or while an employee, independent contractor or other service provider of Fortis has caused a violation of any employment Contract, confidentiality agreement or Patents disclosure agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 5.20. Environmental Matters. No real property (including soils, groundwater, surface water, buildings or other structures) currently operated by Fortis has been contaminated with any Hazardous Material, and no real property (including soils, groundwater, surface water, buildings or other structures) formerly operated by Fortis was contaminated with any Hazardous Material on or prior to such period of operation. [*], Fortis is not subject to any material liability for Hazardous Material disposal or contamination on any third party property. None of the real properties operated by Fortis contains any underground storage tanks, asbestos-containing material, lead products or polychlorinated biphenyls. Fortis has not released any Hazardous Material into the environment except (i) in compliance with Law or (ii) in an amount or concentration that would not reasonably be expected to give rise to any material liability or obligation under any Environmental Law. Fortis has not received any written notice, demand, letter, claim or request for information from any Governmental Entity or other Person indicating that it may be in violation of, or subject to liability under, any Environmental Law or regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material used by Fortis.

Section 5.21. Books and Records. The minute books of Fortis made available to FibroGen prior to the date hereof accurately and adequately reflect in all material respects all material action previously taken by the stockholders, board of directors and committees of the board of directors of Fortis during the [*] (other than any minutes of meetings related to any potential sale of Fortis or any of its material assets or otherwise related to deliberations by the board of directors of Fortis with respect to the consideration of the Merger, the other transactions contemplated hereunder or Transaction Proposals). The copies of the stock book records of Fortis made available to FibroGen in the Data Room prior to the date hereof are true, correct and complete, and accurately reflect all transactions effected in Fortis Capital Stock through and including the date hereof.

Section 5.22. Bank Accounts. Section 5.22 of the Disclosure Schedule contains a true, correct and complete list of all bank accounts maintained by Fortis including each account number and the name and address of each bank and the name of each Person who has signature power with respect to each such account.

Section 5.23. Transactions with Affiliates. No Affiliate of Fortis (a) owns or has any direct interest in any (i) Fortis Intellectual Property owned by or exclusively licensed to Fortis, (ii) other property (real or personal, tangible or intangible) of Fortis or (iii) Material Contract (other than employment, individual independent contractor or consulting Contracts or Contracts with respect to the issuance or repurchase of any Fortis Capital Stock, Fortis Stock Options or Warrants), (b) [*], has any claim or cause of action against Fortis or (c) owes any money to, or is owed any money by (other than, with respect to any Affiliate who is an employee, independent contractor, director, officer or consultant of Fortis, earned wages, benefits or other compensation payable in the Ordinary Course of Business, reimbursement for expenses or similar advances made in the Ordinary Course of Business), Fortis. Neither Fortis nor, [*], any officer, director or employee of Fortis, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee or competitor of Fortis that adversely affects Fortis in any material respect. Ownership of securities of a Person whose securities are registered under the Securities Exchange Act of 1934, as amended, of [*] of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 5.23.

Section 5.24. Brokers. Fortis has no Liability to any investment banker, broker, finder, or similar intermediary in connection with the Merger or the other transactions contemplated hereunder.

Section 5.25. Anticorruption Matters. Neither Fortis, nor, [*], any of the Representatives of Fortis has, directly or indirectly, taken any action in the [*] in violation in any material respect of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.).

Section 5.26. Relationships with Suppliers. Since January 1, 2022, no supplier of Fortis that is material to Fortis has canceled or otherwise terminated, or provided written notice to Fortis of its intent, or, [*], threatened, to terminate its relationship with Fortis, or, since January 1, 2022, materially decreased or limited, or provided written notice to Fortis of its intent, or, [*], threatened, to materially decrease or limit, its sales to Fortis.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 6
Representations and Warranties of FibroGen

FibroGen represents and warrants to Fortis, as of the date hereof and as of the Closing Date, as follows:

Section 6.1. Organization and Standing. FibroGen is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. As of the Closing, Merger Sub will be a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.2. Power and Authority; Binding Agreement. FibroGen has all requisite corporate power and authority to execute and deliver this Option Agreement and to consummate the Merger and the other transactions contemplated hereby, and to perform its obligations hereunder. The execution and delivery by FibroGen of this Option Agreement, and the consummation by FibroGen and Merger Sub of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of FibroGen, and at the Closing, will have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other proceedings on the part of FibroGen are necessary to authorize this Option Agreement or to consummate the Merger and the other transactions contemplated hereby other than (a) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and (b) the filing of a premerger notification and report form under the HSR Act, if necessary. This Option Agreement has been duly executed and delivered by FibroGen and, assuming the due execution of this Option Agreement by the other Parties, constitutes a valid, legal and binding obligation of FibroGen, Enforceable against FibroGen.

Section 6.3. Noncontravention.

(a) The execution and delivery by FibroGen of this Option Agreement, the consummation of the Merger and the other transactions contemplated hereunder and the compliance by FibroGen with the provisions of this Option Agreement do not and will not (i) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Constitutive Documents of FibroGen, or any material Contract to which FibroGen is bound, or by which any of its assets or properties may be affected or (ii) violate any Law or Judgment applicable to FibroGen, other than any such breaches, defaults or violations that individually or in the aggregate are not likely to impair in any material respect the ability of FibroGen to perform its obligations under this Option Agreement or any agreement contemplated by this Option Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

(b) No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by FibroGen in connection with the execution and delivery by FibroGen of this Option Agreement, the consummation by FibroGen of the Merger and the other transactions contemplated by this Option Agreement or the compliance by FibroGen with the provisions of this Option Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Fortis is qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of FibroGen to perform its obligations under this Option Agreement or any agreement contemplated by this Option Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

Section 6.4. Litigation. There is no Action pending or, [*], threatened against FibroGen challenging the Merger or that would otherwise impair in any material respect the ability of FibroGen to perform its obligations under this Option Agreement or any agreement contemplated by this Option Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 6.5. Brokers. FibroGen has not employed or entered into any Contract with any investment banker, broker, finder, or similar intermediary in connection with the transactions contemplated by this Option Agreement, pursuant to which the Sellers could be liable for the fee or commission of such investment banker, broker, finder or similar intermediary, or for any similar fee or commission in connection with the Merger, this Option Agreement or the other transactions contemplated hereunder.

Section 6.6. Capital Resources. At the Closing, FibroGen will have available all of the funds necessary to make the payments required to be made pursuant to Section 2.4 and to consummate the transactions contemplated by this Option Agreement, and at the time any Contingent Payment becomes due and payable to the Sellers, FibroGen will have available all of the funds necessary to pay the full amount of such Contingent Payment.

Article 7
Certain Covenants

Section 7.1. Conduct of Business.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement (the “Pre-Closing Period”), Fortis shall, except as (i) expressly permitted or required by the terms of this Option Agreement or the Evaluation Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of FibroGen (which shall not be unreasonably conditioned, withheld or delayed), use [*] to (A) conduct its business in the Ordinary Course of Business; and (B) (i) keep its physical assets in good working condition and (ii) keep in full force and effect all material Fortis Intellectual Property; provided that, neither Fortis nor the Sellers shall be liable or required to indemnify FibroGen or any of the FibroGen Indemnified Parties under Article 9 for any loss of rights resulting from FibroGen’s activities under or non-compliance with the Evaluation Agreement. In the event Fortis fails to make any payment on any invoice or other Liability that is or becomes due and payable during the period between the date hereof and Closing, and such failure is not in respect of any such invoices or Liabilities pursuant to the Study Plan, and such failure to pay would reasonably be expected to result in a Material Adverse Change, Fortis shall notify FibroGen of such failure to pay as promptly as practicable after becoming aware of such failure. FibroGen shall have the right, but not the obligation, to make such payment, for and on behalf of Fortis, and if FibroGen elects to make such payment then FibroGen shall notify Fortis in writing and [*] actually made by FibroGen shall be deemed to constitute a Deal Fee if the Closing occurs; provided that, if this Option Agreement is terminated pursuant to Article 10, Fortis shall have no obligation to reimburse FibroGen for any such payments.

(b) In addition to and without limiting the generality of Section 7.1(a), except (A) as expressly permitted or required by the terms of this Option Agreement or the Evaluation Agreement, (B) as required by applicable Law, or (C) as otherwise set forth on Section 7.1(b) of the Disclosure Schedule, during the Pre-Closing Period, Fortis shall not, without the prior written consent of FibroGen (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend its Constitutive Documents in a manner that is adverse to FibroGen or would reasonably be expected to impair in any material respect the ability of Fortis to perform its obligations under this Option Agreement or any agreement contemplated by this Option Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder;

(ii) declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any Fortis Capital Stock to holders of Fortis Capital Stock from time to time outstanding;

(iii) split, combine or reclassify any Fortis Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Fortis Capital Stock;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(iv) purchase, redeem or otherwise acquire any shares of Fortis Capital Stock, or any option, warrant, call or right relating to such shares, interests or other securities (including any Fortis Stock Options), other than any repurchase of Fortis Common Stock upon the termination of employment or service of any Fortis Personnel, pursuant to a right of repurchase in favor of Fortis in any Benefit Plan or Contract to which such Fortis Personnel is subject that has been made available to FibroGen and for a per share purchase price not in excess of the per share price set forth in such Benefit Plan or Contract;

(v) issue, grant, deliver, sell, pledge, subject to any Lien or otherwise dispose of, any shares of Fortis Capital Stock, any Fortis Stock Options, or any securities convertible into, or exchangeable for, Fortis Capital Stock or any Fortis Stock Options, Warrants or other options, warrants, calls or rights to acquire or receive, any such shares, interests or other securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of Fortis Common Stock or the value of Fortis or any part thereof, other than (A) the conversion of shares of Fortis Preferred Stock to Fortis Common Stock in accordance with the Constitutive Documents of Fortis and (B) the exercise, settlement or vesting of any Fortis Stock Options, Restricted Stock or other awards granted under the Fortis Stock Plan prior to the date hereof or in accordance with the written consent of FibroGen in accordance with their terms as in effect on the date hereof or the date of issuance, as applicable;

(vi) (A) create, incur or assume any Indebtedness (excluding clauses (x) and (xi) of the definition of Indebtedness), or issue or sell, or amend, modify or change any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of Fortis, (B) guarantee or endorse any Indebtedness of another Person, (C) make any loans, advances or capital contributions to, or investments in, any Person other than Fortis, other than loans and advances to employees, independent contractors or consultants in the Ordinary Course of Business, (D) enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or (E) enter into any Contract having the economic effect of any of the foregoing clauses (A) through (D);

(vii) sell, license, mortgage, transfer, dispose of or otherwise encumber or subject to any Lien other than a Permitted Lien (A) any properties or assets, which are material, individually or in the aggregate, to Fortis (excluding any sale of furniture, fixtures or equipment that does not materially impact the conduct of Fortis’ business) or (B) in any case, any Fortis Intellectual Property (or otherwise allow to lapse any rights under any such Fortis Intellectual Property) other than any non-exclusive license pursuant to any fee for service agreements entered into in the Ordinary Course of Business that do not convey any rights in any Intellectual Property generated to a Third Party as a result of the service conducted (it being expressly understood that Fortis shall not enter into any material transfer agreements with any Third Party without the prior written consent of FibroGen);

(viii) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the Capital Stock of, or by any other manner, any business or any other Person or any division thereof, or (B) any assets, including any interest in real property, other than in the Ordinary Course of Business, that are material, individually or in the aggregate, to Fortis;

(ix) make any new capital expenditure or expenditures, other than any which, individually, is less than or equal to [*], are less than or equal to [*];

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(x) (A) pay, discharge, settle or satisfy any Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the Ordinary Course of Business or in accordance with their terms, of Liabilities reserved in the balance sheet prepared by Fortis in the Ordinary Course of Business at the end of the then most recent quarter (for amounts not in excess of such reserves and to the extent such reserves are not since released) or incurred since the date of such balance sheet in the Ordinary Course of Business, (B) cancel any Indebtedness, (C) waive or assign any claims or rights of substantial value, or (D) waive, release or assign any material benefit under, or agree to amend in any respect materially adverse to Fortis, any Material Contract to which Fortis is a party;

(xi) accelerate or delay the payment of any account payable, other than in the Ordinary Course of Business;

(xii) initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product (including products under development) in or outside the United States;

(xiii) except as required to comply with any Contract or Benefit Plan in effect as of the date hereof and disclosed on a Schedule to this Option Agreement:

(A) increase the amount of any compensation payable or paid, whether conditionally or otherwise, to any Fortis Personnel (other than any increase adopted in the Ordinary Course of Business in respect of the compensation of any non-officer employee or independent contractor or consultant, in each case, whose annual base compensation does not exceed [*] after giving effect to such increase) or grant or promise to grant any new compensation or benefit entitlements to any Fortis Personnel;

(B) accelerate the timing, vesting or payment of any compensation or benefit payable to any Fortis Personnel of Fortis or any Affiliate;

(C) terminate, establish, adopt, enter into or amend any material Benefit Plan;

(D) hire, engage or terminate (other than a termination for cause) the employment or engagement of any employee or individual independent contractor who earns or will earn annual base compensation in excess of [*]; or

(E) implement any layoffs affecting ten (10) or more employees, place ten (10) or more employees on unpaid leave or furlough, or reduce the hours or weekly pay of ten (10) or more employees.

(xiv) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property;

(xv) except to the extent otherwise expressly required by this Option Agreement or the Evaluation Agreement, and notwithstanding any other provision of this Section 7.2, engage in any new business or business activity relating to the Products;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(xvi) enter into any Contract (or any substantially related Contracts, taken together):

(A) that would be of a type that would constitute a Material Contract had such Contract been in effect on the date hereof, other than Contracts terminable by Fortis for any reason upon less than [*] notice without material penalty;

(B) providing for a research, license, sublicense, partnership or other collaboration with any biotechnology, pharmaceutical or similar company;

(C) providing for (i) the out-license of any Fortis Intellectual Property or Technology to any third party, other than any other than any non-exclusive license pursuant to fee for service agreements entered into in the Ordinary Course of Business that do not convey any rights in any Intellectual Property generated to a third party as a result of the service conducted (it being expressly understood that Fortis shall not enter into any material transfer agreements with any third party without the prior written consent of FibroGen), or (ii) the in-license of any Intellectual Property or Technology to Fortis other than pursuant to any fee for service agreements entered into in the Ordinary Course of Business;

(D) if consummation of the Merger or any of the other transactions contemplated by this Option Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties or assets of Fortis or any of Fortis’ Affiliates under, any provision of such Contract; or

(E) with any Affiliate of Fortis, other than (i) on arms-length or better than arms-length terms for Fortis terms or (ii) than employment, individual independent contractor or consulting Contracts, subject to the other provisions of this Section 7.1(b).

(xvii) pay, discharge, settle or satisfy any Action unless (i) the claimant provides an unqualified release of any such claim, (ii) such settlement does not involve any injunctive relief binding upon Fortis, (iii) such settlement does not encumber any of the assets of Fortis or impose any restriction or condition that would apply or materially affect the conduct of Fortis and (iv) such settlement does not involve any admission of liability or wrongdoing;

(xviii) negotiate, adopt, enter into, amend or extend any collective bargaining agreement or other Contract with a Union;

(xix) commence, participate or agree to commence or participate in any plan or arrangement for the complete or partial dissolution, liquidation, merger, consolidation, restructuring, recapitalization, or other reorganization of Fortis (other than the Merger), including any bankruptcy, winding up, examinership, insolvency or similar proceeding in respect of Fortis;

(xx) create or have any Subsidiary of Fortis;

(xxi) fail to maintain Fortis’ corporate existence, due organization and good standing under the Laws of the State of Delaware;

(xxii) employ or enter into any Contract with any investment banker, broker, finder or advisor in connection with the Merger or the other transactions contemplated by this Option Agreement other than any whose fees and expenses are deducted from the Closing Payment pursuant to the definition of the Closing Payment;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(xxiii) make or engage in any public offering of any securities of Fortis;

(xxiv) enter into any Contract not to compete in any line of business or geographic or therapeutic area or otherwise restricting the development, manufacture, marketing, distribution or sale of products that would be binding on FibroGen as a result of the Merger; or

(xxv) authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the actions prohibited in Section 7.1(b)(i) through (xxiv).

Section 7.2. Tax Matters.

(a) During the period from the date of this Option Agreement to the Closing, Fortis shall (A) timely file all tax returns (“Post-Signing Returns XE "Post-Signing Returns" ”) required to be filed by or on behalf of Fortis and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; (B) submit any Post-Signing Returns that are to be filed after the date of this Option Agreement to FibroGen for review and comment prior to filing; (C) not take any position on such Post-Signing Returns that is inconsistent with past custom and practice unless required by applicable law; (D) promptly notify FibroGen of any Tax-related suit, claim, action, investigation, proceeding or audit (collectively, “Tax Actions XE "Actions" ”) that is or becomes pending against or with respect to Fortis; (E) not make, change or rescind any material Tax election or settle or compromise any material Tax liability, other than with FibroGen’s consent (which consent shall not be unreasonably withheld or delayed); (F) not, with respect to Fortis, without the prior written consent of FibroGen, change any Tax accounting period or method, or file any amended income or other material Tax Return; (G) not surrender any right to claim a refund of material Taxes, nor consent to any extension or waiver of the limitations period for the assessment of Taxes other than pursuant to automatic extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business; (H) except as required by GAAP, not revalue any material assets of Fortis; (I) not eliminate any reserves established on Fortis’ books or change the method of accrual unless there is any change of significant facts or circumstances pertaining to any reserves which would justify their elimination; (J) not enter into any closing agreement with a Governmental Entity, voluntarily approach any taxing authority in respect of prior year Taxes (including through any voluntary disclosure process); (K) not change the Tax residency of Fortis; and (L) cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices with respect to Taxes to which Fortis is or may be a party or by which Fortis is or may otherwise be bound (other than agreements, arrangements or Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes) to be terminated as of the Closing Date so that after such date Fortis shall have no further rights or liabilities thereunder.

(b) FibroGen shall prepare and file, or cause to be prepared and filed, all Tax Returns of Fortis required to be filed after the Closing Date. To the extent such Tax Returns relate to a period (or portion thereof) ending on or prior to the Closing Date, such Tax Returns shall (i) be prepared consistent with past practice, unless otherwise required by applicable Law; (ii) be prepared in accordance with Sections 7.2(j)(iv)-(v); and (iii) include all Transaction Deductions on the income Tax Return of Fortis for the taxable period that includes the Closing Date to the extent deductible in a Pre-Closing Tax period at a “more likely than not” or higher level of comfort (as determined by a nationally recognized accounting firm) and include an election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the [*] to any Deal Fees that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f). FibroGen shall deliver a draft copy of each such Tax Return to the Sellers’ Representative for its review and comment at least [*] before the due date thereof (taking into account any applicable extensions) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns, and FibroGen shall consider in good faith any reasonable comments of the Sellers’ Representative on such Tax Returns.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(c) Each of the parties hereto shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of Fortis relating to any Pre-Closing Tax Period or Straddle Period, including retaining, maintaining and making available (with the right to make copies) all records in such party’s possession which are reasonably relevant in connection with Taxes of Fortis relating to any Pre-Closing Tax Period or Straddle Period, and in resolving all disputes and audits with respect to all such Pre-Closing Tax Periods and Straddle Periods.

(d) Notwithstanding anything to the contrary in this Option Agreement, [*] of any Transfer Taxes shall be paid by the Sellers and [*] shall be paid by FibroGen, and the Sellers and FibroGen shall cooperate in timely making all Tax Returns as may be required to comply with the provisions of such Tax Laws. FibroGen and the Sellers will reasonably cooperate with each other to lawfully minimize any such Transfer Taxes.

(e) From the date hereof through the Closing Date, Fortis shall not effect any extraordinary transactions (other than any such transactions expressly required by applicable Law or by this Option Agreement) that would reasonably be expected to result in Tax liability to Fortis in a Post-Closing Tax Period in excess of Tax liability associated with the Ordinary Course of Business.

(f) Except to the extent required by Law, FibroGen shall not, and shall not permit the Surviving Corporation to: (i) except for Tax Returns that are filed in accordance with Section 7.2(b), file or amend any Tax Return relating to a Pre-Closing Tax Period, or (ii) with respect to Tax Returns filed pursuant to Section 7.2(b), after the date such Tax Returns are filed pursuant to Section 7.2(b), amend any such Tax Return except in accordance with the procedures set forth in Section 7.2(b), (iii) initiate discussions or examinations with, or make any voluntary disclosures to, any Governmental Entity regarding Taxes with respect to a Pre-Closing Tax Period, (iv) make or change any election with respect to Taxes for a Pre-Closing Tax Period of Fortis, or (v) change any accounting method that shifts taxable income from a Tax period beginning (or deemed to begin) after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a Tax period beginning (or deemed to begin) after the Closing Date, in each case, without the prior written consent of the Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed) to the extent any such action, would reasonably be expected to increase the amount of any Taxes taken into account in determining the amount of Pre-Closing Taxes or as a liability in calculating the Closing Liability Amount, or that could reasonably be expected to give rise to an increased claim for indemnification under this Option Agreement.

(g) Fortis shall cause the provisions of any Tax allocation, indemnity or sharing Contract to which Fortis is a party to be terminated on or before the Closing Date; provided that this provision shall not apply to agreements, arrangements or Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes.

(h) If Fortis fails to deliver the certificate set forth in Section 4.2(e) and the Merger is consummated, then FibroGen and the Surviving Corporation shall be permitted to treat Fortis as a U.S. real property holding corporation as defined in Section 897 of the Code and deduct from any payments made in accordance with this Option Agreement the amount of any tax withholding that is required under applicable Law.

(i) To the extent permitted or required, the taxable year of Fortis that includes the Closing Date shall close as of the end of the Closing Date. For purposes of this Option Agreement, in the case of any Straddle Period, the amount of Taxes based upon or measured by income, gain, activities, events or the level of any item for the Pre-Closing Tax Period, and any transaction-based Tax, will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any pass-through entity will be deemed to terminate at such time), provided that any item determined on an annual periodic basis (such as exemptions, allowances or deductions, including depreciation and amortization deductions, other than with respect to property placed in service after the Closing) shall be apportioned on a daily basis. The amount of any other Taxes for a Straddle Period will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(j) The determination of “Closing Payment,” “Aggregate Closing Merger Consideration Adjustment Amount,” “Closing Indebtedness,” and “Closing Liability Amount” shall, in each case, be calculated in accordance with the following assumptions:

(i) For income Tax purposes, the taxable year of Fortis ends as of the end of the day on the Closing Date;

(ii) No Taxes are incurred by Fortis on the Closing Date after the Closing outside the Ordinary Course of Business (other than as explicitly contemplated by this Option Agreement);

(iii) All Transaction Deductions are included as deductions against taxable income in the Pre-Closing Tax Period to the extent deductible in a Pre-Closing Tax period at a “more likely than not” or higher level of comfort (as determined by a nationally recognized accounting firm) and a timely election is made under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the seventy percent (70%) safe-harbor to any Deal Fees that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f);

(iv) To the extent permitted by applicable Law, any net operating losses of Fortis arising in taxable periods ending (or deemed to end) on or prior to the Closing Date are applied against income arising in Pre-Closing Tax Periods (including, if permitted by applicable Law, pursuant to a carryback);

(v) Any estimated Tax payments for any Pre-Closing Tax Period shall reduce the liability for Taxes for such period; and

(vi) Solely for purposes of determining Taxes included in the Closing Liability Amount, all such Taxes shall be determined based upon the past practices (including reporting positions, elections and accounting methods) of Fortis or its Subsidiaries in preparing its Tax Returns and solely for jurisdictions in which Fortis or its Subsidiaries have historically filed Tax Returns or in which Fortis or a Subsidiary first commenced activities in the current or immediately preceding Tax period.

(k) The Sellers’ Representative shall have the right to control any Tax Action, to the extent such Tax Action relates solely to taxable periods ending on or prior to the Closing Date and could reasonably be expected to form the basis for a claim for indemnification pursuant to this Option Agreement, and provided that (i) the Sellers’ Representative shall keep FibroGen fully informed concerning the process of such Tax Action, (ii) the Sellers’ Representative shall provide FibroGen copies of all correspondence and other documents relating to such Tax Action, (iii) FibroGen shall have the right to participate, at its own expense, in the conduct of such Tax Action, and (iv) the Sellers’ Representative shall not settle such Tax Action without the prior written consent of FibroGen (which consent shall not be unreasonably withheld, conditioned or delayed). FibroGen shall control all other Tax Actions; provided, that to the extent the Sellers could reasonably be expected to have an indemnification obligation under this Agreement with respect to such Tax Action, (A) FibroGen shall keep the Sellers’ Representative fully informed concerning the process of such Tax Action, (B) FibroGen shall provide the Sellers’ Representative copies of all correspondence and other documents relating to such Tax Action, (C) the Sellers’ Representative shall have the right to participate, at its own expense, in the conduct of such Tax Action, and (D) FibroGen shall not settle or compromise any such Tax Action without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Option Agreement, all Tax Actions shall be governed by this Section 7.2(k) and not Section 9.5(e).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 7.3. Insurance. Unless otherwise consented to by FibroGen in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Fortis shall keep all material insurance policies set forth on Section 5.17 of the Disclosure Schedule, or comparable replacements therefor, in full force and effect through the Effective Time; provided, however, that any such insurance policy may be amended or modified or substituted with another insurance policy (including a change in insurance carriers), so long as the coverage and limitations provided by such amended, modified or substituted insurance policy are not materially less favorable to Fortis as in the respective policies set forth in Section 5.17 of the Disclosure Schedule.

Section 7.4. Exclusivity.

(a) Fortis shall not, nor shall it authorize or permit any of its officers, directors, stockholders or Representatives or any of its Affiliates to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Transaction Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information, or otherwise knowingly cooperate in any way with, any Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Fortis shall be a breach of this Section 7.4 by Fortis. Fortis shall, and shall direct its Representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Transaction Proposal and (ii) promptly after the date hereof request the prompt return or destruction of all confidential information previously furnished to such Person(s) within the [*] for the purpose of evaluating a possible Transaction Proposal.

(b) If Fortis or any of its officers, directors, stockholders or Representatives or any of its Affiliates, receives any Transaction Proposal, Fortis shall promptly advise FibroGen orally and in writing of such Transaction Proposal, the material terms and conditions of any such Transaction Proposal or inquiry (including any material changes thereto), a copy of any written materials received from such Person making the Transaction Proposal, but Fortis need not disclose the identity of the Person making any such Transaction Proposal or inquiry. Notwithstanding anything to the contrary, Fortis’ covenant under Section 7.4(a) shall not be relieved or diminished upon the receipt of a Transaction Proposal.

Section 7.5. Indemnification of Officers and Directors.

(a) [*] FibroGen shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of Fortis pursuant to any indemnification provisions under the certificate of incorporation and bylaws of Fortis as in effect on the date of this Option Agreement and pursuant to any indemnity agreements between Fortis and such Person [*] (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of Fortis, being referred to collectively as the “D&O Indemnified Parties”). FibroGen shall cause the certificate of incorporation and bylaws of Merger Sub and the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in Fortis’ certificate of incorporation and bylaws on the date of this Option Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any D&O Indemnified Party.

(b) This Section 7.5 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the D&O Indemnified Parties, who shall be third-party beneficiaries of this Section 7.5, and shall be binding on all successors and assigns of FibroGen and the Surviving Corporation.

(c) [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(d) In the event that FibroGen or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, FibroGen shall ensure that the successors and assigns of FibroGen or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.5.

Section 7.6. No Right to Control Fortis Pre-Closing. Nothing contained in this Option Agreement is intended to give FibroGen, directly or indirectly, the right to control or direct Fortis’ operations prior to the Effective Time. Prior to the Effective Time, Fortis shall exercise, consistent with the terms and conditions of this Option Agreement, complete control and supervision over its respective businesses, assets and properties.

Section 7.7. Confidentiality. Any information provided to either Party during the course of the negotiation of this Option Agreement and the Ancillary Agreements (whether obtained before or after the date of this Option Agreement) and during the period following the date of this Option Agreement and prior to the Closing, and the existence and terms of this Option Agreement (collectively, “Confidential Information”), shall be maintained in confidence by the receiving Party and shall not be disclosed to a third party or used for any purpose, except as expressly permitted under this Option Agreement or the Evaluation Agreement, without the prior written consent of the disclosing Party, except to the extent that such information:

(a) is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder;

(b) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s contemporaneous business records;

(c) is subsequently disclosed to the receiving Party or any of its Affiliates on a non-confidential basis by a third party that, to the receiving Party’s knowledge, after reasonable inquiry, is not bound by a similar duty of confidentiality or restriction on its use;

(d) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party or any of its Affiliates, generally known or available to the public, either before or after it is disclosed to the receiving Party;

(e) is reasonably necessary to be disclosed in prosecuting or defending litigation relating to this Option Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby;

(f) is required to be disclosed to comply with applicable Law; or

(g) in the case of Fortis or the Seller’s Representative, is reasonably necessary to be disclosed to (i) the Sellers (a) in order for Fortis to comply with stockholder disclosure obligations under applicable Law or solicit Seller signatures to a Joinders, Written Consent or Letter of Transmittal or (b) by the Sellers’ Representative in accordance with Section 2.12(d) of this Agreement or (ii) advisors and representatives of Fortis or the Sellers’ Representative who have a need to know such information.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

If and whenever any Confidential Information of the disclosing Party is disclosed by the receiving Party in accordance with this Section 7.7, such disclosure shall not cause any such information to cease to be subject to the restrictions of this Section 7.7 except to the extent that such disclosure results in a public disclosure of such Confidential Information (other than by breach of this Option Agreement). Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clauses (e) or (f) of this Section 7.7, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such Confidential Information as it would to protect its own confidential information from disclosure. This Option Agreement, together with the Evaluation Agreement, supersedes the Mutual Confidential Disclosure Agreement [*], between Fortis and FibroGen; provided, however, that all “Confidential Information” disclosed or received by the Parties thereunder shall be subject to the restrictions set forth in this Section 7.7.

Section 7.8. Restrictive Covenants.

(a) Fortis agrees that, during the Option Period, it shall not, directly or indirectly (whether as principal, agent, employee, independent contractor, partner or otherwise), anywhere in the world in which Fortis conducts the Business as of the Closing, develop, manufacture, market, distribute or sell, or otherwise have any interest (financial or otherwise) in [*] (such drug, a “Competing Product”), except to the extent necessary to perform the obligations of Fortis under the Evaluation Agreement. [*]. Any breaches or violations by Fortis of this Section 7.8(a) shall be subject to indemnification by Fortis as set forth in Article 9.

(b) Fortis agrees that (i) his, her or its agreement to the covenants contained in this Section 7.8 is a material condition of FibroGen’s willingness to enter into this Option Agreement and consummate the transactions contemplated hereby, (ii) the covenants contained in this Section 7.8 are necessary to protect the good will, confidential information, trade secrets and other legitimate interests of Fortis and FibroGen, (iii) in addition and not in the alternative to any other remedies available to it, FibroGen shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Fortis, without having to post bond, (iv) the restricted period applicable to Fortis shall be tolled, and shall not run, during the period of any breach by such Person of any such covenants, (v) no breach of any provision of this Option Agreement shall operate to extinguish any Person’s obligation to comply with this Section 7.8, and (vi) in the event that the final judgment of any court of competent jurisdiction declares any term or provision of this Section 7.8 to be invalid or unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

Section 7.9. Security Interest.

(a) Fortis hereby grants, assigns by way of security and pledges to FibroGen, a continuing and valid first priority lien and security interest in all presently existing and hereafter acquired, arising or developed general intangible assets of Fortis (the “Collateral”) in order to secure any Losses incurred by FibroGen arising from a material breach of this Agreement by Fortis (the “Security Interest”), provided that the Security Interest shall not be enforceable and FibroGen shall have no right to take any action to enforce such Security Interest unless and until this Option Agreement is rejected under U.S.C. Title 11 (Bankruptcy Code) (the “Rejection Time”); provided, that in the event of any material breach by FibroGen of this Option Agreement or the Evaluation Agreement, this Section 7.9(a) shall be of no force or effect and be immediately null and void, and the Security Interest shall not be enforceable or, if such material breach occurs following the Rejection Time, the Security Interest shall automatically be terminated and released immediately upon such material breach.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(b) Fortis shall provide FibroGen with written notice at any time that (i) Fortis’s board of directors or senior management seeks the advice of counsel concerning a potential bankruptcy, assignment for the benefit of creditors or similar proceeding; (ii) Fortis is unable to pay its debts as they become due; (iii) Fortis has cash on hand and marketable securities with an aggregate value less than the amount required to fund the then current calendar quarter plus at least the next two (2) succeeding calendar quarters of its budgeted operating expenses; or (iv) any corporate or other action is taken by Fortis for the purpose of authorizing or effecting any bankruptcy, assignment for the benefit of creditors or similar proceeding. Following the delivery of such notice, Fortis and FibroGen will discuss in good faith a potential approach for continued performance by Fortis under the Evaluation Agreement and Study Plan and either (i) an increase to the amount of the Development Fees paid by FibroGen under the Evaluation Agreement or (ii) FibroGen providing a consent or waiver of Fortis’ obligations under Section 7.1(b)(v) or Section 7.1(b)(vi) of this Option Agreement solely for purposes of obtaining funding necessary for Fortis to complete its required activities under the Evaluation Agreement.

(c) In the event that this Agreement is terminated pursuant to Article 10, Section 7.9(a) shall be of no force or effect and be immediately null and void, and the Security Interest shall not be enforceable or, if such termination occurs following the Rejection Time, the Security Interest shall automatically be terminated and released immediately upon such termination and FibroGen shall take all actions necessary to promptly release the Collateral from the Security Interest.

Section 7.10. Additional Equityholders. During the Option Period, Fortis will require that, following receipt of the prior written consent of FibroGen under Section 7.1(b)(v), in the event any Person wishes to become a Fortis Equityholder, such Person shall, and Fortis shall cause such Person to, execute and deliver a Joinder and, if such Person wishes to become a Fortis Shareholder, a Written Consent to Fortis prior to such Person becoming a Fortis Equityholder, and Fortis will promptly thereafter provide copies of such documents to FibroGen.

Section 7.11. 280G Matters. [*] Fortis shall use reasonable best efforts to: (a) seek a vote pursuant to the exemption contained in Section 280G(b)(5)(A)(ii) of the Code and the applicable regulations promulgated thereunder (the “280G Stockholder Vote”) of any payments or benefits in respect of the Merger that may, separately or in the aggregate, constitute “parachute payments” under Section 280G of the Code (such, payments or benefits, the “280G Payments”) and (b) cause, prior to any such 280G Stockholder Vote, any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder and hereafter referred to as a “Disqualified Individual”) to waive such Disqualified Individual’s rights to receive some or all of any 280G Payments (the “Waived Benefits”) pursuant to a parachute payment waiver to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the stockholders of Fortis in a manner that complies with Section 280G(b)(5)(B) of the Code. Fortis shall provide FibroGen and its counsel with a copy of the waiver agreement, shareholder voting materials and the disclosure statement prepared in connection with the actions contemplated by this Section 7.10, as well as the underlying calculations and supporting documentation, [*]. [*], Fortis shall deliver to FibroGen notification and documentation reasonably satisfactory to FibroGen that, for any Disqualified Individual who has submitted the Waived Benefits to a 280G Stockholder Vote (i) a 280G Stockholder Vote was solicited in conformance with Section 280G of the Code and the applicable regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any 280G Payments (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and, as a consequence, that the Waived Benefits shall not be made or provided to the Disqualified Individuals.

Section 7.12. Discharge of Indebtedness. With respect to each Payoff Recipient owed any portion of the Closing Indebtedness for borrowed money (if any), Fortis shall provide to FibroGen at or before the Closing with copies of payoff letters from each Payoff Recipient, each of which shall have been duly executed by such Payoff Recipient, (i) acknowledging the aggregate principal amount and all accrued but unpaid interest and any applicable prepayment or similar penalties and other fees constituting the Closing Indebtedness owed to such Payoff Recipient (ii) agreeing that all obligations and Indebtedness of Fortis to such Payoff Recipient through the Closing

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Date will be extinguished upon receipt of such payment on the Closing Date and (iii) agreeing to, after receipt of such payment, release all Liens related to such Indebtedness and return any possessory or original collateral.

Section 7.13. Incorporation of Merger Sub. [*].

Article 8
Certain Additional Covenants

Section 8.1. Commercially Reasonable Efforts. Following the delivery of the Exercise Notice and until the earlier of Closing or termination of this Option Agreement, the Parties agree that time is of the essence with respect to each Party’s covenants and obligations under this Option Agreement, and, upon the terms and subject to the conditions set forth herein, each Party (other than the Sellers’ Representative) shall use [*] to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate the other Party in doing, all things, in each case necessary or advisable to permit the consummation of the Merger and the other transactions contemplated by this Option Agreement, including the actions to be taken by Fortis as set forth in Section 4.2, obtaining any consents, authorizations, approvals, permits, licenses, or governmental authorizations, estoppel certificates and filings under any applicable Law (including any applicable filings and receiving termination or expiration of any waiting periods under the HSR Act and any applicable foreign competition, merger control, antitrust or similar Law) required to be obtained or made which may be reasonably necessary or appropriate to permit the consummation of the Merger and the other transactions contemplated by this Option Agreement. Without limiting the foregoing, in the event that (a) any Action of the type and having any of the effects described in Section 4.1(b) is pending or threatened or (b) any other legal restraint, Law or prohibition that could reasonably be expected to result, directly or indirectly, in any of the effects described in Section 4.1(b) is in effect, then each of Fortis and FibroGen shall use [*] to have such Action or other legal restraint, Law or prohibition vacated, reversed or made to be no longer in effect. Nothing in this Option Agreement shall be deemed to require FibroGen to agree to, or proffer to, divest, license or hold separate any rights or other assets or any portion of any business of FibroGen.

Section 8.2. Publicity.

(a) No Party shall, and each Party shall cause its Affiliates, officers, directors, employees, advisors and other Representatives not to, issue a press release or public announcement or otherwise make any public disclosure concerning the subject matter of this Option Agreement without the prior written approval of Fortis (if prior to the Closing) or the Sellers’ Representative (if after the Closing), on the one hand, and FibroGen, on the other hand; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule and in such case such Party must, prior to making such disclosure, (a) use [*] to advise the other Party of such disclosure (including a copy thereof) as far in advance of such disclosure as is reasonably practicable and (b) consult with the other Party with respect to the content of such disclosure. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Sellers’ Representative shall be permitted to announce that it has been engaged to serve as the Sellers’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(b) Notwithstanding anything to the contrary in this Option Agreement, in the event Fortis or FibroGen proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Option Agreement or any related agreements between the Parties, such Party shall notify Fortis (if prior to the Closing) or the Sellers’ Representative (if after the Closing) or FibroGen, as applicable, of such intention and shall provide the Fortis (if prior to the Closing) or the Sellers’ Representative (if after the Closing), or FibroGen, as applicable with a copy of relevant portions of the proposed filing at least [*] prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto that refer to the other Party or the terms and conditions of this Option Agreement or any related agreements between the Parties. The Party making such filing shall cooperate in good faith with the other Party to obtain confidential treatment of the terms and conditions of this Option Agreement or any related agreements between the Parties that the other Party requests be kept confidential or otherwise afforded confidential treatment, and shall only disclose Confidential Information that it is reasonably advised by outside counsel is legally required to be disclosed. No such notice shall be required if the description of or reference to this Option Agreement or a related agreement between the Parties contained in the proposed filing has been included in any previous filing made by the either Party in accordance with this Section 8.2(b) or otherwise approved by the other Party to whom notification is required to be made in accordance with the first sentence of this Section 8.2(b).

Section 8.3. Antitrust Notification.

(a) Within [*] following the delivery of a Final Exercise Notice, FibroGen shall provide written notice to Fortis whether notification under the HSR Act is required or not in connection with the transactions contemplated by this Agreement. If such notice is provided and notification under the HSR Act is required, Fortis and FibroGen shall, as promptly as practicable following delivery of such notice (and in any event, no less than [*] of such notice) file with the FTC and the DOJ the premerger notification and report form, if any, required as a result of the Merger and the other transactions contemplated hereby, and shall include any supplemental information requested in connection therewith, pursuant to the HSR Act. Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Parties shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Parties shall keep one another apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity, and shall comply promptly with any such inquiry or request. Subject to applicable Law, each of Fortis and FibroGen shall have the right to review and comment in advance, and each shall consult with the other in connection with any filing made with, or written materials submitted to, any Governmental Entity in connection with any filing, investigation, or proceeding in connection with this Option Agreement or the transactions contemplated hereby. In connection with such collaboration, the Fortis and FibroGen each shall act reasonably and as promptly as practicable, including permitting a representative of the other to attend any meetings with a Governmental Entity, so long as permitted by that Governmental Entity. Notwithstanding the foregoing, neither Fortis nor FibroGen shall be required to provide business documents deemed highly confidential by the possessing Party (including documents submitted as attachments to the Party’s Notification and Report Form under the HSR Act) to the other Party.

(b) From and after filings with the DOJ and FTC are made pursuant to Section 8.3(a), Fortis and FibroGen shall each use [*] to obtain any clearance required under the HSR Act (the “HSR Approval”), including replying at the earliest practicable date to any requests for information received from the FTC or DOJ pursuant to the HSR Act and making any permitted request for early expiration or termination of the applicable waiting periods under the HSR Act as soon as possible.

Section 8.4. Expenses. [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 8.5. Further Assurances. From time to time, as and when requested by any Party, the Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as a Party may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Option Agreement and, subject to the conditions of this Option Agreement, the consummation of the transactions contemplated hereunder.

Article 9
Indemnification

Section 9.1. Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Option Agreement shall survive the Closing until the date which is [*]; provided, however, that (i) the Specified IP Representations shall survive the Closing until the date that is [*] and (ii) the Fundamental Representations shall survive the Closing until the date which is [*]. Each Indemnified Party must give a Claim Notice to the respective Indemnifying Party of any claim for indemnification under this Article 9 in accordance with Section 9.5. Any claim for indemnification included in a Claim Notice by the Indemnified Party on or prior to the expiration of the applicable survival period shall survive until such claim is finally and fully resolved. All of the covenants and other agreements of the Parties contained in this Option Agreement that are required to be performed at or prior to the Closing shall survive the Closing until the date which is [*]. All of the covenants and other agreements of the Parties contained in this Option Agreement that are required to be performed after the Closing shall survive until fully performed or fulfilled, except as otherwise provided in this Option Agreement. The Parties acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties. It is the express intent of the Parties that, if an applicable survival period as contemplated by this Section 9.1 is shorter or longer than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby or lengthened to the longer survival period contemplated hereby, as applicable.

Section 9.2. Indemnification of FibroGen. Subject to the limitations set forth in this Article 9, from and after the Closing, FibroGen and its Affiliates (including, from and after the Closing, the Surviving Corporation) and each of their respective officers, directors, Affiliates, and agents (each, a “FibroGen Indemnified Party”) shall be indemnified and held harmless by Sellers, severally (according to each Seller’s Indemnity Pro Rata Share) but not jointly, against any and all Losses, whether or not involving a Third Party Claim, arising out of or resulting from:

(a) the breach of or inaccuracy in any representation or warranty made by Fortis contained in Article 5 of this Option Agreement as of the Closing Date, except that the accuracy of any representations or warranties that by terms speak as of a specified date will be determined as of such date (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the words “Material Adverse Change”, “material” and “materiality” and all similar phrases and words, were deleted therefrom, except with respect to the definition of “Material Contract” and all references to “Material Contract”, the reference to “Material” in Section 5.6(j), the reference to “material” in clause (z) of the last sentence of Section 5.8, the reference to “Material Adverse Change” in Section 5.9(a), the reference to “material” in Section 5.9(b), the references to “material” in Section 5.10, the reference to “material” in the first paragraph of Section 5.13(a), and the references to “material” in Section 5.14(a) and Section 5.14(f));

(b) the breach or violation of any covenant or agreement of Fortis contained in this Option Agreement, whether occurring before or at the Closing but not after the Closing; or

(c) any Closing Indebtedness, Deal Fees, Change of Control Payments or Pre-Closing Taxes, in each case to the extent not taken into account in the calculation of the Final Closing Payment pursuant to Section 2.15.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Notwithstanding anything to the contrary contained in this Option Agreement, no FibroGen Indemnified Party will be entitled to indemnification under this Section 9.2 for Losses to the extent arising out of or resulting from (a) actions taken by FibroGen or its Affiliates under the Evaluation Agreement or otherwise prior to the Closing or (b) Disclosed Events.

Section 9.3. Indemnification of Sellers. Subject to the limitations set forth in this Article 9, from and after the Closing, each of the Sellers and each of their respective officers, directors, Affiliates, and agents (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by FibroGen against such Seller’s Pro Rata Percentage of any and all Losses, whether or not involving a Third Party Claim, arising out of or directly or indirectly resulting from:

(a) the breach or violation of or inaccuracy in any representation or warranty made by FibroGen contained in this Option Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the words “Material Adverse Change”, “material” and “materiality” and all similar phrases and words, were deleted therefrom); or

(b) the breach or violation of any covenant or agreement of FibroGen contained in this Option Agreement.

Section 9.4. Limits on Indemnification.

(a) [*]

(b) [*]

(c) [*]

(d) [*]

(e) [*]

Section 9.5. Notice of Loss; Third Party Claims.

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice by FibroGen or the Sellers’ Representative, as applicable, to the Indemnifying Party. Such notice shall include in reasonable detail the facts constituting the basis for such claim for indemnification, the sections of this Option Agreement upon which such claim for indemnification is then based and an estimate, if possible, of the amount of Losses suffered or reasonably expected to be suffered by the Indemnified Party (a “Claim Notice”).

(b) Upon reasonable request, the Indemnified Party shall furnish the Indemnifying Party with any information to the extent that such information is reasonably necessary in order to evaluate the Claim Notice. If the Indemnifying Party in good faith objects to any claim made by the Indemnified Party in the Claim Notice, then the Indemnifying Party shall deliver a written notice (an “Claim Dispute Notice”) to the Indemnified Party within [*] by the Indemnifying Party of a Claim Notice from such Indemnified Party. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Claim Notice. If the Indemnifying Party fails to deliver a Claim Dispute Notice prior to the expiration of such [*], then the indemnity claim set forth in the Claim Notice shall be conclusively determined in the Indemnified Party’s favor for purposes of this Article 9, and the Indemnified Party shall be indemnified for the amount of the Losses stated in such Claim Notice (or, in the case of any notice in which the Losses (or any portion thereof) are estimated, the amount of such Losses (or such portion thereof) as finally determined) or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Article 9.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(c) If the Indemnifying Party delivers a Claim Dispute Notice, then the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any such objections raised by Indemnifying Party in such Claim Dispute Notice. If the Indemnified Party and the Indemnifying Party agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnifying Party shall be prepared and signed by both parties, and shall be binding and conclusive.

(d) If no such resolution can be reached during the [*] of a given Claim Dispute Notice, then upon the expiration of such [*] (or such longer period as may be mutually agreed), either FibroGen or the Seller’s Representative may initiate any suit, action or proceeding in accordance with Section 11.4(a) to resolve such dispute.

(e) In the event that any Action shall be instituted or asserted by any Third Party in respect of which payment may be sought under Section 9.2 or Section 9.3 hereof (regardless of the limitations set forth in Section 9.4) (each, a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have the right, [*] to be represented by counsel reasonably acceptable to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder; provided, however, that the Indemnifying Party may not assume control of defense to a Third Party Claim (i) involving criminal liability or in which equitable relief other than monetary damages is sought, (ii) involving a purported class action, (iii) if the Indemnifying Party has not notified the Indemnified Party in writing that it will be liable to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim subject to the limitations of Section 9.4, or (iv) if the Third Party Claim relates to Fortis Intellectual Property. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within [*] notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, or is not permitted to assume the defense of a Third Party Claim pursuant to the proviso to the third sentence of this Section 9.5(b), the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim, subject to the provisions below. If the Indemnifying Party shall assume the defense of any Third Party Claim pursuant to the terms of this Option Agreement, the Indemnified Party may participate, [*] in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of outside counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. The Parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim. Notwithstanding anything in this Section 9.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (1) the claimant provides to such other Party an unqualified release of the Indemnified and Indemnifying Parties from all liability in respect of such Third Party Claim, (2) where the Indemnifying Party is the controlling Party, such settlement does not involve any injunctive relief binding upon the Indemnified Party or any of its Affiliates, (3) where the Indemnifying Party is the controlling Party, such settlement does not encumber any of the material assets of any Indemnified Party or impose any restriction or condition that would apply to or materially affect any Indemnified Party or the conduct of any Indemnified Party’s business and (4) where the Indemnifying Party is the controlling Party, such settlement does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates. Notwithstanding anything to the contrary in this Option Agreement, all Tax Actions shall be governed by Section 7.2(k) and not this Section 9.5(e).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(f) In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 9.5, the Indemnifying Party will remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article 9, but solely to the extent the Indemnified Party shall have proved its right for indemnification pursuant to this Article 9 and such Losses are indemnifiable pursuant to this Article 9. [*]. [*]

Section 9.6. Tax Treatment. To the extent permitted by Law, the Parties agree to treat all payments made under this Article 9, under any other indemnity provision contained in this Option Agreement, and for any misrepresentations or breach of warranties or covenants as adjustments to the purchase price for all Tax purposes.

Section 9.7. Remedies. [*] except as specifically provided herein, [*] of any Indemnified Party for any breach or failure to be true and accurate, or alleged breach or failure to be true and accurate, of any representation or warranty in this Option Agreement, or any breach or violation of any covenant in this Option Agreement to be performed [*] or otherwise relating to matters with respect to this Agreement shall be indemnification in accordance with this Article 9. Notwithstanding the foregoing, this Section 9.7 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or, any remedies or amounts of damages available to it under applicable Law, against any Seller in the event of (a) Fraud committed by such Seller or (b) a Seller’s breach or violation of any covenant in any Ancillary Agreement, subject to the limitation set forth in the last sentence of Section 9.4(c).

Section 9.8. Set-Off. [*]

Section 9.9. No Circular Recovery. Each Seller hereby agrees that he, she or it will not make any claim for indemnification against FibroGen, the Surviving Corporation or Fortis by reason of the fact that such Seller was a controlling Person, director, employee or Representative of Fortis or the Surviving Corporation or was serving as such for another Person at the request of FibroGen or Fortis (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any indemnification claim brought by an Indemnified Party against Sellers pursuant to Section 9.2. With respect to any claim brought by an Indemnified Party against Sellers pursuant to Section 9.2, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Fortis with respect to any amounts owed by such Seller pursuant to this Article 9. Notwithstanding the foregoing, nothing in this Section 9.9 shall limit the D&O Indemnified Parties right to indemnification, exculpation and insurance pursuant to Section 7.5.

Section 9.10. No Duplicative Recovery. The Sellers shall not be required to indemnify any FibroGen Indemnified Party under this Agreement with respect to any Losses if Fortis has paid damages to or indemnified FibroGen or such FibroGen Indemnified Party, as applicable, under the Evaluation Agreement for the same Losses or that relate to the same underlying facts or circumstances. In addition, no Indemnified Party shall be entitled to multiple recovery for any indemnifiable Losses that may have resulted from the breach or inaccuracy of more than one of the representations, warranties, agreements and covenants in this Agreement or that may be recoverable under more than one clause of Section 9.2 or Section 9.3 or that relate to the same underlying facts or circumstances.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 10
Termination

Section 10.1. Termination. This Option Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Closing:

(a) automatically, (i) upon termination of the Evaluation Agreement by FibroGen without cause pursuant to Section 11.2 of the Evaluation Agreement, (ii) upon termination of the Evaluation Agreement by Fortis pursuant to Section 11.3 of the Evaluation Agreement, (iii) upon termination of the Evaluation Agreement by Fortis pursuant to Section 11.4 of the Evaluation Agreement if such termination of the Evaluation Agreement occurs on or prior to the date that is two (2) years after the date of this Option Agreement or (iv) at [*] following the termination of the Evaluation Agreement by FibroGen pursuant to Section 11.4 of the Evaluation Agreement if FibroGen shall not have delivered the [*] following the termination of the Evaluation Agreement by FibroGen pursuant to Section 11.4 of the Evaluation Agreement;

(b) by FibroGen, at any time for any reason prior to the Closing;

(c) by mutual written consent of FibroGen, on the one hand, and Fortis, on the other hand;

(d) by Fortis, if any court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, injunction or decree having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(e) [*]; or

(f) automatically, if (i) FibroGen sends a Rejection Notice to Fortis prior to the expiration of the Due Diligence Review Period, (ii) FibroGen withdraws the Exercise Notice prior to the expiration of the Due Diligence Review Period, or (iii) FibroGen does not deliver the Final Exercise Notice prior to the expiration of the Due Diligence Review Period.

Section 10.2. Effect of Termination. If this Option Agreement is terminated and the Merger and the other transactions contemplated hereby are abandoned as described in this Article 10, this Option Agreement shall become void and of no further force or effect, except for the provisions of Section 7.7, Section 8.2, Section 8.4, Article 11, and this Section 10.2 and FibroGen’s right of reimbursement (if applicable) under Section 7.1(a); provided that nothing in this Section 10.2 shall be deemed to release any Party from any liability for any Fraud or any willful and material breach by such Party of any covenant or agreement contained in this Option Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 11
Miscellaneous

Section 11.1. Notices. All notices, requests, claims, demands, waivers and other communications under this Option Agreement shall be in writing and shall be by electronic mail, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 11.1:

(a) if to FibroGen:

[*]

with a copy to (which shall not constitute notice):

[*]

[*]

(b) if to Fortis:

[*]

with a copy to (which shall not constitute notice):

[*]

(c) if to the Sellers’ Representative:

[*]

All notices and communications under this Option Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) upon receipt when delivered by a courier (such date of receipt being evidenced by the courier’s service records) or (iii) when sent, if sent by electronic mail (unless an undelivered or “bounceback” message is received by the sender).

Section 11.2. Assignment. Neither this Option Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties prior to the Closing without the prior written consent of the other Parties, except that (without limiting or relieving any of FibroGen’s obligations under this Option Agreement) FibroGen may assign, in its sole discretion, any or all of its rights, interests and obligations under this Option Agreement to (a) any Affiliate of FibroGen, or (b) to a purchaser of all or substantially all of FibroGen’s assets or equity interests or in connection with any transaction in which FibroGen transfers, assigns, licenses, sub-licenses, sells or otherwise disposes all or substantially all of the Products and Modified Products, and all Intellectual Property rights related thereto to a Third Party; provided, that, the obligations and terms of Section 2.13(f) shall apply to such assignment, and with respect to any such assignment made at or prior to the Effective Time, FibroGen shall cause such transferee to agree in writing to be bound by all of the obligations of FibroGen hereunder, including FibroGen’s obligations under Section 2.4. Subject to the preceding sentence, this Option Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 11.3. Consents and Approvals. For any matter under this Option Agreement requiring the consent or approval of any Party, to be valid and binding on the Parties, such consent or approval must be in writing.

Section 11.4. Enforcement.

(a) Any suit, action or other proceeding arising out of this Option Agreement or any transaction contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such suit, action or proceeding may be brought in a court of competent jurisdiction, federal or state, located in the State of Delaware, and in no other jurisdiction. Each Party hereby consents to personal jurisdiction and venue in, and agrees to service of process issued or authorized by, such court. This Section 11.4(a) shall not apply to any dispute under Section 2.15 that is required to be decided by the Auditor.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Option Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, notwithstanding anything in this Option Agreement to the contrary and in addition to any other remedy to which a non-breaching Party may be entitled at Law, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the courts on the ultimate merits of any suit, action or other proceeding arising out of this Option Agreement or any transaction contemplated hereby.

(c) During the pendency of any dispute resolution proceeding between the Parties under this Section 11.4, the obligation to make any payment under this Option Agreement from one Party to the other Party, which payment is the subject, in whole or in part, of a proceeding under this Section 11.4, shall be tolled until the final outcome of such dispute has been established.

(d) Any and all activities conducted under this Section 11.4, including any and all proceedings and decisions under Section 11.4(a), shall be subject to the restrictions set forth in Section 7.7.

(e) In connection with the Parties’ rights under Section 11.4(a), EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS OPTION AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

Section 11.5. Amendment and Waiver.

(a) No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as expressly set forth in Article 9, the remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party at Law, in equity or otherwise.

(b) Except as otherwise specifically set forth in this Option Agreement, this Option Agreement may be amended by (i) Fortis and FibroGen at any time prior to Closing and (ii) the Sellers’ Representative and FibroGen at any time after the Closing, whether before or after the Shareholder Approval has been obtained; provided, however, that, after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of Fortis, without the further approval of such stockholders. This Option Agreement may not be amended except by an instrument in writing signed on behalf of FibroGen and [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(c) Except as otherwise specifically set forth in this Option Agreement, any waiver of any provision of this Option Agreement shall be effective (i) only if it is made or given in writing and signed by the Party granting the waiver and (ii) only in the specific instance and for the specific purpose for which made or given.

Section 11.6. Entire Agreement. This Option Agreement and the Evaluation Agreement, together with their schedules (including the Disclosure Schedule and the Updated Disclosure Schedule) and exhibits and all Ancillary Agreements, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and, as of the Restatement Effective Date, supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter, including the Original Agreement; provided that the amendment and restatement of the Original Agreement shall not affect any rights or obligations of the parties hereto that accrued under the Original Agreement between the Original Effective Date and the Restatement Effective Date.

Section 11.7. No Third-Party Beneficiaries. Except as otherwise provided in this Option Agreement, this Option Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder (except that (i) Article 9 is intended to benefit the FibroGen Indemnified Parties and the Seller Indemnified Parties, and the FibroGen Indemnified Parties and the Seller Indemnified Parties shall be third-party beneficiaries of Article 9, (ii) Section 7.5 is intended to benefit the D&O Indemnified Parties, and the D&O Indemnified Parties shall be third-party beneficiaries of Section 7.5, and (iii) following the Closing, all Sellers shall be deemed to be third-party beneficiaries of the provisions of Article 2). No covenant or other undertakings in this Option Agreement shall constitute an amendment to any plan, program, policy or arrangement, and any covenant or undertaking that suggests that a plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement. Nothing in this Section 11.7 shall be construed to impair the rights and powers of the Sellers’ Representative to take or refrain from taking any action for and on behalf of the Sellers to enforce the rights of the Sellers under this Option Agreement as provided in Section 2.12.

Section 11.8. Counterparts. This Option Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Option Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

Section 11.9. Governing Law. This Option Agreement shall be governed by, and construed in accordance with, the substantive Law of the [*], regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 11.10. Severability. Any term or provision of this Option Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties shall use all reasonable efforts to replace such invalid or unenforceable provision of this Option Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 11.11. English Language. This Option Agreement shall be written and executed in, and all other communications under or in connection with this Option Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 11.12. Conflict of Interest. If the Sellers’ Representative so desires, acting on behalf of the Sellers and without the need for any consent or waiver by Fortis or FibroGen, Cooley LLP (“Cooley”) shall be permitted to represent the Sellers’ Representative or the Sellers after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Option Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Sellers’ Representative, the Sellers, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with FibroGen, Fortis or any of their agents or Affiliates under or relating to this Option Agreement, any transaction contemplated by this Option Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Option Agreement, including with respect to any indemnification claims. Upon and after the Closing, Fortis shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by Fortis to represent Fortis after the Closing and either such engagement involves no conflict of interest with respect to the Sellers or the Sellers’ Representative consents in writing at the time to such engagement. Any such representation of Fortis by Cooley after the Closing shall not affect the foregoing provisions hereof.

Section 11.13. Attorney-Client Privilege. FibroGen and Fortis agree that all communications between Fortis or the Sellers, on the one hand, and Cooley, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Covered Materials”), shall belong to and be controlled by the Sellers’ Representative, and not by the Surviving Corporation, following the Closing, and may be waived only by the Sellers’ Representative, and not the Surviving Corporation, and shall not pass to or be claimed or used by FibroGen or the Surviving Corporation. Absent the consent of the Sellers’ Representative, neither FibroGen nor the Surviving Corporation shall have a right to access the Covered Materials following the Closing and, in the event FibroGen or the Surviving Corporation accesses Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of the Sellers’ Representative with respect to the related privilege or protection. Notwithstanding the foregoing, if a dispute arises between FibroGen or the Surviving Corporation, on the one hand, and a third party other than (and unaffiliated with) the Sellers and the Sellers’ Representative, on the other hand, after the Closing, then the Surviving Corporation may assert such attorney-client privilege to prevent disclosure to such Covered Materials.

Section 11.14. FibroGen Acknowledgment. FibroGen hereby acknowledges and agrees that, (a) FibroGen has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, financial condition and assets of Fortis and that it has been provided adequate access to the personnel, books and records, assets and other documents and data of Fortis for such purpose, (b) FibroGen has relied solely upon its own investigation and the express representations and warranties of Fortis expressly set forth in Article 5 and any certificate delivered by Fortis pursuant to this Option Agreement (in each case as qualified or modified by the Disclosure Schedule or the Updated Disclosure Schedule, as it may be updated pursuant to this Agreement) and disclaims reliance on any other representations and warranties of any kind or nature express or implied, (c) except for the representations and warranties of Fortis expressly set forth in Article 5 and any certificate delivered by Fortis pursuant to this Option Agreement (in each case as qualified or modified by the Disclosure Schedule or the Updated Disclosure Schedule, as it may be updated pursuant to this Agreement) and the Evaluation Agreement, none of Fortis, or any of its Affiliates, stockholders, directors, officers, employees, independent contractors, consultants, agents, or Representatives has made or is making any express or implied representation or warranty with respect to Fortis or its business, operation or condition, including with respect to any estimates, projections, forecasts, forward-looking statements or business plans, and FibroGen will have no claim against Fortis or any of its Affiliates, equityholders, directors, officers, employees, independent contractors, consultants, agents or Representatives, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided.

[Remainder of page intentionally left blank; signature pages follow.]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

In Witness Whereof, the Parties have caused this Option Agreement to be signed by their duly authorized representatives as of the date first written above.

FibroGen:

FibroGen, Inc.

By: /s/ [*]

Name: [*]

Title: [*]

[Signature Page to First Amended and Restated Option Agreement and Plan of Merger]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

In Witness Whereof, the Parties have caused this Option Agreement to be signed by their duly authorized representatives as of the date first written above.

Fortis:

Fortis Therapeutics, Inc.

By: /s/ [*]

Name: [*]

Title: [*]

[Signature Page to First Amended and Restated Option Agreement and Plan of Merger]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

In Witness Whereof, the Parties have caused this Option Agreement to be signed by their duly authorized representatives as of the date first written above.

Sellers’ Representative:

Shareholder Representative Services LLC

By: /s/ [*]

Name: [*]

Title: [*]

[Signature Page to First Amended and Restated Option Agreement and Plan of Merger]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit A

Joinder

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit B

Written Consent

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit C

Certificate of Merger

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit D

Amended and Restated Charter of Surviving Corporation

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit E

Letter of Transmittal

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit F

Exercise Notice

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit G

Fortis Compliance Certificate

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit H

Form of Restrictive Covenants Agreement

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Schedule I

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 1.55

CVR PRODUCT

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 4.2(C)

GOVERNMENTAL APPROVALS

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 4.2(D)

CONTRACTUAL CONSENTS

[None.]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.